Filed pursuant to Rule 424(b)(3)

File No. 333-260095

Owl Rock Technology Income Corp.

Supplement No. 4 dated November 14, 2022

To

Prospectus dated February 11, 2022

This supplement contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Owl Rock Technology Income Corp. dated February 11, 2022, as amended and supplemented (the “Prospectus”), and is part of, and should be read in conjunction with, the Prospectus. The Prospectus has been filed with the U.S. Securities and Exchange Commission, and is available free of charge at www.sec.gov or by calling (212) 419-3000. Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

Before investing in shares of our common stock, you should read carefully the Prospectus and this supplement and consider carefully our investment objective, risks, charges and expenses. You should also carefully consider the “Risk Factors” beginning on page 43 of the Prospectus before you decide to invest in our common stock.

RECENT DEVELOPMENTS

Quarterly Report on Form 10-Q

On November 9, 2022, we filed our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 (the “Form 10-Q”) with the U.S. Securities and Exchange Commission. The Form 10-Q, excluding the exhibits thereto, is attached to this supplement as Annex A, and incorporated herein by reference.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal quarter ended September 30, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 801-113628

OWL ROCK TECHNOLOGY INCOME CORP.

(Exact Name of Registrant as Specified in its Charter)

Maryland	87-1346173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Park Avenue New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES  ☐    NO  ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    YES  ☐    NO  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Small reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    YES  ☐    NO  ☒

Indicate by check mark whether the registrant has filed a report on and attestation to its management`s assessment of the effectiveness of its internal control over financial reporting under Section 4040(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.    YES  ☐    NO  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

As of November 9, 2022, the registrant had 82,691,588, 7,201,918 and 34,743 shares of Class I, Class S and Class D common stock, $0.01, par value per share, outstanding, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Owl Rock Technology Income Corp. (the “Company,” “we” or “our”), our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•

an economic downturn could disproportionately impact the companies that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	an economic downturn could also impact availability and pricing of our financing and our ability to access the debt and equity capital markets;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•

the impact of the “COVID-19” pandemic, changes in base interest rates and significant market volatility on our business and our portfolio companies (including our business prospects and the prospects of our portfolio companies including the ability to achieve our and their business objectives), our industry and the global economy including as a result of ongoing supply chain disruptions;

•	interest rate volatility, including the decommissioning of LIBOR, could adversely affect our results, particularly because we use leverage as part of our investment strategy;

•

currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	our future operating results;

•

the impact of rising interest and inflation rates and the risk of recession on our business prospects and the prospects of our portfolio companies; our contractual arrangements and relationships with third parties;

•	the ability of our portfolio companies to achieve their objectives;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments as well as any estimates regarding potential use of leverage;

•	the adequacy of our financing sources and working capital;

•	the loss of key personnel;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of Owl Rock Technology Advisors II LLC (“the Adviser” or “our Adviser”) to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser to attract and retain highly talented professionals;

•

our ability to qualify for and maintain our tax treatment as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and as a business development company (“BDC”);

•	the impact that environmental, social and governance matters could have on our brand and reputation and our portfolio companies;

•	the effect of legal, tax and regulatory changes including the recently announced Inflation Reduction Act of 2022;

•

the impact of geo-political conditions, including revolution, insurgency, terrorism or war, including those arising out of the ongoing conflict between Russia and Ukraine and general uncertainty surrounding the financial and political stability of the United States, the United Kingdom, the European Union and China; and

•	other risks, uncertainties and other factors previously identified in the reports and other documents we have filed with the Securities and Exchange Commission (“SEC”).

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this report should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this report. Moreover, we assume no duty and do not undertake to update the forward-looking statements. Because we are an investment company, the forward-looking statements and projections contained in this report are excluded from the safe harbor protection provided by Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I. CONSOLIDATED FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements

Owl Rock Technology Income Corp.

Consolidated Statements of Assets and Liabilities

(Amounts in thousands, except share and per share amounts)

	September 30, 2022 (Unaudited)	December 31, 2021
Assets
Investments at fair value
Non-controlled, non affiliated investments (amortized cost of $1,750,772 and $0 respectively)	$1,732,970	$—
Cash	10,244	86
Interest Receivable	13,773	—
Due from Adviser	88	65
Prepaid expenses and other assets	209	—

Total Assets	$1,757,284	$151

Liabilities
Debt (net of unamortized debt issuance costs of $11,713 and $0, respectively)	$933,562	$—
Distribution payable	5,759	—
Tender offer payable	6,703	—
Accrued expenses and other liabilities	2,211	—

Total Liabilities	948,235	—

Commitments and contingencies (Note 7)
Net Assets
Class S Common shares $0.01 par value, 1,000,000,000 shares authorized; 5,239,722 and 0 issued and outstanding, respectively	53	—
Class D Common shares $0.01 par value, 1,000,000,000 shares authorized; 0 and 0 shares issued and outstanding, respectively	—	—
Class I Common shares $0.01 par value, 1,000,000,000 shares authorized; 76,259,050 and 15,100 shares issued and outstanding, respectively(1)	769	—
Additional paid-in-capital	812,800	151
Accumulated undistributed (overdistributed) earnings	(4,573)	—

Total Net Assets	809,049	151

Total Liabilities and Net Assets	$1,757,284	$151

Net Asset Value Per Class S Share(2)	$9.93	$—

Net Asset Value Per Class D Share(3)	$—	$—

Net Asset Value Per Class I Share	$9.93	$10.00

(1)	As December 31, 2021, Class I shares of common stock’s par value was insignificant.
(2)	There were no Class S shares of common stock outstanding as of December 31, 2021.
(3)	There were no Class D shares of common stock outstanding as of September 30, 2022 and December 31, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Technology Income Corp.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended September 30, 2022(1)	For the Nine Months Ended September 30, 2022(1)
Investment Income
Investment income from non-controlled, non-affiliated investments:
Interest income	$28,128	$35,398
Payment-in-kind interest income	2,122	3,337
Payment-in-kind dividend income	2,874	3,926
Other income	2,572	3,211

Total investment income from non-controlled, non-affiliated investments	35,696	45,872

Total Investment Income	35,696	45,872

Operating Expenses
Interest expense	11,628	14,981
Management fees	1,964	2,242
Performance based incentive fees	3,000	3,853
Shareholder servicing fees	67	68

Total Operating Expenses	16,659	21,144
Management fees waived (Note 3)	(1,964)	(2,242)
Performance based incentive fees waived (Note 3)	(3,000)	(3,853)
Expense support (Note 3)	—	(174)
Recoupment of expense support (Note 3)	174	174

Net Operating Expenses	11,869	15,049

Net Investment Income (Loss) Before Taxes	23,827	30,823

Excise tax expense (benefit)	225	225

Net Investment Income (Loss) After Taxes	$23,602	$30,598

Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	$(1,881)	$(13,280)
Translation of assets and liabilities in foreign currencies	(1,139)	(1,343)

Total Net Change in Unrealized Gain (Loss)	(3,020)	(14,623)

Net realized gain (loss):
Non-controlled, non-affiliated investments	—	17
Foreign currency transactions	420	(123)

Total Net Realized Gain (Loss)	420	(106)

Total Net Realized and Change in Unrealized Gain (Loss)	(2,600)	(14,729)

Total Net Increase (Decrease) in Net Assets Resulting from Operations	$21,002	$15,869

Total Net Increase (Decrease) in Net Assets Resulting from Operations - Class S Common Stock	$372	$365
Total Net Increase (Decrease) in Net Assets Resulting from Operations - Class D Common Stock(3)	$—	$—
Total Net Increase (Decrease) in Net Assets Resulting from Operations - Class I Common Stock	$20,630	$15,504

Earnings Per Share - Basic and Diluted of Class S Common Stock(2)	$0.12	$0.19
Weighted Average Shares of Class S Common Stock Outstanding - Basic and Diluted	3,136,140	1,913,052
Earnings Per Share - Basic and Diluted of Class D Common Stock(3)	$—	$—
Weighted Average Shares of Class D Common Stock Outstanding - Basic and Diluted(3)	—	—
Earnings Per Share - Basic and Diluted of Class I Common Stock(2)	$0.29	$0.24
Weighted Average Shares of Class I Common Stock Outstanding - Basic and Diluted	70,708,521	64,997,423

Owl Rock Technology Income Corp.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

(1)	The Company was initially capitalized on September 30, 2021 and commenced operations on May 2, 2022.
(2)	The computation of Earnings Per Share based on amounts presented differs slightly from actuals due to rounding.
(3)	There were no Class D shares of common stock outstanding as of or for the period ending September 30, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Technology Income Corp.

Consolidated Schedule of Investments

(Amounts in thousands)

(Unaudited)

Company(1)(2)(4)(20)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(3)	Fair Value	Percentage of Net Assets
Non-controlled/non-affiliated portfolio company investments
Debt Investments(5)
Aerospace & Defense
ManTech International Corporation(9)	First lien senior secured loan	S + 5.75%	9/14/2029	$44,005	$43,130	$43,125	5.3%
ManTech International Corporation(16)(17)(18)	First lien senior secured delayed draw term loan	S + 5.75%	9/16/2024	—	(103)	(103)	—%
ManTech International Corporation(9)(16)	First lien senior secured revolving loan	S + 5.75%	9/14/2028	874	763	763	0.1%

				44,879	43,790	43,785	5.4%
Application Software
Anaplan, Inc.(9)	First lien senior secured loan	S + 6.50%	6/21/2029	90,055	89,179	89,829	11.1%
Anaplan, Inc.(16)(17)	First lien senior secured revolving loan	S + 6.50%	6/21/2028	—	(62)	(16)	—%
Armstrong Bidco Limited(13)(21)	First lien senior secured loan	SA + 5.75%	6/28/2029	29,661	31,895	29,216	3.6%
Armstrong Bidco Limited(13)(16)(18)(21)	First lien senior secured delayed draw term loan	SA + 5.75%	6/30/2025	5,099	5,480	5,022	0.6%
Certify, Inc.(6)	First lien senior secured loan	L + 5.50%	2/28/2024	5,704	5,626	5,675	0.7%
Certify, Inc.(6)(16)(18)	First lien senior secured delayed draw term loan	L + 5.50%	1/21/2024	2,282	2,217	2,270	0.3%
Community Brands ParentCo, LLC(9)	First lien senior secured loan	S + 5.75%	2/24/2028	6,343	6,227	6,185	0.8%
Community Brands ParentCo, LLC(16)(17)(18)	First lien senior secured delayed draw term loan	S + 5.75%	2/24/2024	—	(7)	(11)	—%
Community Brands ParentCo, LLC(16)(17)	First lien senior secured revolving loan	S + 5.75%	2/24/2028	—	(7)	(9)	—%
Fullsteam Operations, LLC(7)(16)(18)	First lien senior secured delayed draw term loan	L + 8.78% (incl. 5.78% PIK)	5/13/2024	15,709	14,941	15,262	1.9%
Grayshift, LLC(9)	First lien senior secured loan	S + 7.50%	7/6/2028	54,058	53,540	53,517	6.6%
Grayshift, LLC(16)(17)	First lien senior secured revolving loan	S + 7.50%	7/6/2028	—	(56)	(58)	—%
Motus Group, LLC(6)	Second lien senior secured loan	L + 6.50%	12/10/2029	16,557	16,404	16,185	2.0%
Perforce Software, Inc.(9)	First lien senior secured loan	S + 4.50%	7/1/2026	14,963	14,619	14,701	1.8%

				240,431	239,996	237,768	29.4%
Beverages
Innovation Ventures HoldCo, LLC(9)	First lien senior secured loan	S + 6.25%	3/11/2027	50,000	49,135	48,625	6.0%
Buildings and real estate
Associations, Inc.(10)	First lien senior secured loan	S + 6.50% (incl. 2.50% PIK)	7/2/2027	20,383	20,133	20,332	2.5%

Owl Rock Technology Income Corp.

Consolidated Schedule of Investments

(Amounts in thousands)

(Unaudited)

Company(1)(2)(4)(20)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(3)	Fair Value	Percentage of Net Assets
Commercial Services & Supplies
Denali BuyerCo, LLC (dba Summit Companies)(7)	First lien senior secured loan	L + 5.75%	9/15/2028	42,352	41,442	41,822	5.2%
SimpliSafe Holding Corporation(9)	First lien senior secured loan	S + 6.25%	4/30/2027	61,574	60,400	60,804	7.5%
SimpliSafe Holding Corporation(16)(17)(18)	First lien senior secured delayed draw term loan	S + 6.25%	5/2/2024	—	(73)	(19)	—%

				103,926	101,769	102,607	12.7%
Construction & Engineering
Dodge Data & Analytics LLC(11)	First lien senior secured loan	S + 4.75%	2/23/2029	12,469	12,292	11,596	1.4%
Containers and packaging
Five Star Lower Holding LLC(11)	First lien senior secured loan	S + 4.25%	5/5/2029	21,875	21,561	20,891	2.6%
Diversified Consumer Services
Litera Bidco LLC(6)	First lien senior secured loan	L + 6.00%	5/29/2026	20,520	20,295	20,520	2.6%
Sophia, L.P.(9)	First lien senior secured loan	S + 4.25%	10/7/2027	9,975	9,882	9,950	1.2%

				30,495	30,177	30,470	3.8%
Diversified Financial Services
Ministry Brands Holdings, LLC(7)	First lien senior secured loan	L + 5.50%	12/30/2028	17,567	17,246	17,084	2.1%
Ministry Brands Holdings, LLC(16)(17)(18)	First lien senior secured delayed draw term loan	L + 5.50%	12/27/2023	—	(50)	(99)	—%
Ministry Brands Holdings, LLC(16)(17)	First lien senior secured revolving loan	L + 5.50%	12/27/2027	—	(30)	(47)	—%
Smarsh Inc.(10)	First lien senior secured loan	S + 6.50%	2/16/2029	26,667	26,418	26,267	3.2%
Smarsh Inc.(16)(17)(18)	First lien senior secured delayed draw term loan	S + 6.50%	2/19/2024	—	(30)	(33)	—%
Smarsh Inc.(16)(17)	First lien senior secured revolving loan	S + 6.50%	2/16/2029	—	(15)	(25)	—%

				44,234	43,539	43,147	5.3%
Electrical Equipment
BCPE Watson (DE) ORML, LP(11)(21)	First lien senior secured loan	S + 6.50%	7/1/2028	100,000	99,032	99,000	12.2%
Food & Staples Retailing
CFS Brands, LLC(8)	First lien senior secured loan	L + 3.00%	3/20/2025	7,693	7,471	7,270	0.9%
CFS Brands, LLC(16)(18)	First lien senior secured delayed draw term loan	L + 3.00%	11/4/2022	—	—	(45)	—%
The NPD Group, L.P.(9)	First lien senior secured loan	S + 6.25% (incl. 2.75% PIK)	12/1/2028	141,274	138,414	138,335	17.1%
The NPD Group, L.P.(16)(17)	First lien senior secured revolving loan	S + 5.75%	12/1/2027	—	(175)	(188)	—%

				148,967	145,710	145,372	18.0%
Health Care Technology
Athenahealth Group Inc.(9)(14)	First lien senior secured loan	S + 3.50%	2/15/2029	6,823	6,468	6,102	0.8%

Owl Rock Technology Income Corp.

Consolidated Schedule of Investments

(Amounts in thousands)

(Unaudited)

Company(1)(2)(4)(20)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(3)	Fair Value	Percentage of Net Assets
Athenahealth Group Inc.(14)(16)(17)(18)	First lien senior secured delayed draw term loan	S + 3.50%	8/15/2023	—	(60)	(117)	—%
GI Ranger Intermediate, LLC (dba Rectangle Health)(16)(17)(18)	First lien senior secured delayed draw term loan	S + 6.00%	10/29/2023	—	(91)	(150)	—%
Hyland Software, Inc.(6)	Second lien senior secured loan	L + 6.25%	7/7/2025	7,187	7,105	7,043	0.9%
Iconic IMO Merger Sub, Inc.(10)	First lien senior secured loan	S + 6.00%	5/11/2029	20,846	20,447	20,583	2.5%
Iconic IMO Merger Sub, Inc.(16)(17)(18)	First lien senior secured delayed draw term loan	S + 6.00%	5/13/2024	—	(47)	(12)	—%
Iconic IMO Merger Sub, Inc.(10)(16)	First lien senior secured revolving loan	S + 6.00%	5/11/2028	298	251	267	—%
Imprivata, Inc.(9)(14)	First lien senior secured loan	S + 4.25%	12/1/2027	5,406	5,269	5,216	0.6%
Imprivata, Inc.(9)	Second lien senior secured loan	S + 6.25%	12/1/2028	17,648	17,472	17,339	2.0%
Inovalon Holdings, Inc.(7)	First lien senior secured loan	L + 6.25% (incl. 2.75% PIK)	11/24/2028	12,898	12,614	12,511	1.6%
Inovalon Holdings, Inc.(16)(17)(18)	First lien senior secured delayed draw term loan	L + 3.50%	5/24/2024	—	(15)	(24)	—%
Inovalon Holdings, Inc.(7)	Second lien senior secured loan	L + 10.50% PIK	11/25/2033	38,374	37,815	37,607	4.7%
Interoperability Bidco, Inc. (dba Lyniate)(10)	First lien senior secured loan	S + 7.00%	12/28/2026	28,552	28,387	28,267	3.5%
Interoperability Bidco, Inc. (dba Lyniate)(16)(17)	First lien senior secured revolving loan	S + 7.00%	12/26/2024	—	(6)	(13)	—%

				138,032	135,609	134,619	16.6%
Health Care Equipment & Supplies
Medline Borrower, LP(6)(14)	First lien senior secured loan	L + 3.25%	10/23/2028	4,353	4,150	3,995	0.5%
Health Care Providers & Services
Engage Debtco Limited(10)(21)	First lien senior secured loan	S + 5.75%	7/13/2029	12,500	12,195	12,187	1.5%
Plasma Buyer LLC (dba PathGroup)(10)	First lien senior secured loan	S + 5.75%	5/14/2029	17,017	16,691	16,804	2.1%
Plasma Buyer LLC (dba PathGroup)(16)(17)(18)	First lien senior secured delayed draw term loan	S + 5.75%	5/13/2024	—	(42)	(11)	—%
Plasma Buyer LLC (dba PathGroup)(16)(17)	First lien senior secured revolving loan	S + 5.75%	5/12/2028	—	(35)	(24)	—%
TC Holdings, LLC (dba TrialCard)(10)	First lien senior secured loan	S + 5.00%	4/14/2027	8,906	8,824	8,884	1.1%
TC Holdings, LLC (dba TrialCard)(16)(17)	First lien senior secured revolving loan	S + 5.00%	4/14/2027	—	(10)	(3)	—%

				38,423	37,623	37,837	4.7%
Insurance
Asurion, LLC(6)(14)	Second lien senior secured loan	L + 5.25%	1/22/2029	29,332	27,343	22,292	2.8%
AmeriLife Holdings LLC(10)	First lien senior secured loan	S + 5.75%	8/31/2029	18,182	17,821	17,818	2.2%

Owl Rock Technology Income Corp.

Consolidated Schedule of Investments

(Amounts in thousands)

(Unaudited)

Company(1)(2)(4)(20)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(3)	Fair Value	Percentage of Net Assets
AmeriLife Holdings LLC(16)(17)(18)	First lien senior secured delayed draw term loan	S + 5.75%	9/2/2024	—	(45)	(45)	—%
AmeriLife Holdings LLC(16)(17)	First lien senior secured revolving loan	S + 5.75%	8/31/2028	—	(45)	(45)	—%
Peter C. Foy & Associates Insurance Services, LLC (dba PCF Insurance Services)(9)	First lien senior secured loan	S + 6.00%	11/1/2028	24,888	24,540	24,826	3.0%

				72,402	69,614	64,846	8.0%
IT Services
BCPE Nucleon (DE) SPV, LP(8)(21)	First lien senior secured loan	L + 7.00%	9/24/2026	22,679	22,469	22,565	2.8%
Kaseya Inc.(11)	First lien senior secured loan	S + 5.75%	6/25/2029	66,900	65,602	66,064	8.2%
Kaseya Inc.(16)(17)(18)	First lien senior secured delayed draw term loan	S + 5.75%	6/24/2024	—	(39)	(10)	—%
Kaseya Inc.(16)(17)	First lien senior secured revolving loan	S + 5.75%	6/25/2029	—	(78)	(51)	—%

				89,579	87,954	88,568	11.0%
Life Sciences Tools & Services
Parexel International, Inc.(6)	Second lien senior secured loan	L + 6.50%	11/15/2029	5,000	4,903	4,875	0.6%
Professional Services
Sovos Compliance, LLC(6)(14)	First lien senior secured loan	L + 4.50%	8/11/2028	8,335	8,145	7,931	1.0%
Pharmaceuticals
Pacific BidCo Inc.(10)(21)	First lien senior secured loan	S + 5.75%	8/13/2029	8,590	8,379	8,375	1.0%
Pacific BidCo Inc.(16)(17)(18)(21)	First lien senior secured delayed draw term loan	S + 5.75%	8/11/2025	—	(12)	(12)	—%

				8,590	8,367	8,363	1.0%
Real Estate Management & Development
Realpage, Inc.(6)(14)	Second lien senior secured loan	L + 6.50%	4/23/2029	25,000	24,669	24,078	3.0%
Road & Rail
Lazer Spot Holdings, Inc. (f/k/a Lazer Spot GB Holdings, Inc.)(12)(16)(18)	First lien senior secured delayed draw term loan	L + 4.50%	8/18/2023	1,771	1,728	1,771	0.2%
Specialty Retail
CDK Global, Inc.(10)(14)	First lien senior secured loan	S + 4.50%	7/6/2029	40,000	38,831	38,460	4.8%
Systems Software
Appfire Technologies, LLC(16)(17)(18)	First lien senior secured delayed draw term loan	S + 5.50%	6/14/2024	—	(129)	—	—%
Appfire Technologies, LLC(10)(16)	First lien senior secured revolving loan	S + 5.50%	3/9/2027	132	109	120	—%
Barracuda Networks, Inc.(9)(14)	First lien senior secured loan	S + 4.50%	8/15/2029	45,000	43,668	42,219	5.2%
Barracuda Networks, Inc.(9)	Second lien senior secured loan	S + 7.00%	8/15/2030	55,875	54,214	52,243	6.5%
Delta TopCo, Inc. (dba Infoblox, Inc.)(7)(14)	First lien senior secured loan	L + 3.75%	12/1/2027	9,975	9,454	9,009	1.1%

Owl Rock Technology Income Corp.

Consolidated Schedule of Investments

(Amounts in thousands)

(Unaudited)

Company(1)(2)(4)(20)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(3)	Fair Value	Percentage of Net Assets
Help/Systems Holdings, Inc.(9)(14)	First lien senior secured loan	S + 4.00%	11/19/2026	14,923	14,252	13,670	1.7%
Help/Systems Holdings, Inc.(9)	Second lien senior secured loan	S + 6.75%	11/19/2027	20,000	19,804	18,600	2.3%
Rubrik, Inc.(11)	First lien senior secured loan	S + 6.50%	6/10/2027	28,269	27,732	27,987	3.5%
Rubrik, Inc.(11)(16)(18)	First lien senior secured delayed draw term loan	S + 7.00%	6/10/2027	590	590	557	0.1%
SailPoint Technologies Holdings, Inc.(9)	First lien senior secured loan	S + 6.25%	8/15/2029	114,100	111,720	112,651	13.9%
SailPoint Technologies Holdings, Inc.(16)(17)	First lien senior secured revolving loan	S + 6.25%	8/15/2028	—	(213)	(138)	—%
Securonix, Inc.(10)	First lien senior secured loan	S + 6.50%	4/5/2028	19,774	19,586	19,725	2.4%
Securonix, Inc.(16)(17)	First lien senior secured revolving loan	S + 6.50%	4/5/2028	—	(33)	(9)	—%
Talon MidCo 2 Limited (dba Tufin)(10)(21)	First lien senior secured loan	S + 7.69%	8/25/2028	27,381	26,840	26,833	3.3%
Talon MidCo 2 Limited (dba Tufin)(10)(16)(18)(21)	First lien senior secured delayed draw term loan	S + 7.69%	8/26/2024	67	67	59	—%
Talon MidCo 2 Limited (dba Tufin)(16)(17)(21)	First lien senior secured revolving loan	S + 7.69%	8/25/2028	—	(27)	(27)	—%

				336,086	327,634	323,499	40.0%

Total non-controlled/non-affiliated portfolio company debt investments				$1,585,230	$1,556,361	$1,542,435	190.7%

Equity Investments
Application Software
Project Alpine Co-Invest, Fund, L.P.(19)(21)(22)	L.P. Interest	N/A	N/A	6,667	6,670	6,667	0.8%
Health Care Technology
Minerva Holdco, Inc.(15)(22)	Senior A Preferred Stock	10.75% PIK	N/A	42,753	42,017	38,157	4.7%
Orange Blossom Parent, Inc.(19)(22)	Common Units	N/A	N/A	17	1,667	1,667	0.2%

					43,684	39,824	4.9%
Insurance
Accelerate Topco Holdings, LLC(19)(22)	Common Units	N/A	N/A	12	340	340	—%
IT Services
Knockout Intermediate Holdings I, Inc. (dba Kaseya)(15)(22)	Perpetual Preferred Stock	11.75% PIK	N/A	50,000	48,782	49,250	6.1%
Systems Software
Elliott Alto Co-Investor Aggregator L.P.(19)(21)(22)	L.P. Interest	N/A	N/A	8	7,859	7,859	1.0%
Picard Holdco, Inc.(15)(22)	Senior A Preferred Stock	12.00% PIK	N/A	61,791	59,936	59,937	7.4%
Halo Parent Newco, LLC(15)(22)	Class H PIK Preferred Equity	11.00% PIK	N/A	10,610	10,423	9,947	1.2%
Project Hotel California Co-Invest Fund, L.P.(19)(21)(22)	L.P. Interest	N/A	N/A	6,712	6,717	6,711	0.8%
Securiti, Inc.(19)(21)(22)	Series C Preferred Shares	N/A	N/A	1,263	10,000	10,000	1.3%

Owl Rock Technology Income Corp.

Consolidated Schedule of Investments

(Amounts in thousands)

(Unaudited)

Company(1)(2)(4)(20)	Investment	Interest	Maturity Date	Par / Units	Amortized Cost(3)	Fair Value	Percentage of Net Assets
					94,935	94,454	11.7%

Total non-controlled/non-affiliated portfolio company equity investments					$194,411	$190,535	23.5%

Total Investments					$1,750,772	$1,732,970	214.2%

(1)	Certain portfolio company investments are subject to contractual restrictions on sales.
(2)	Unless otherwise indicated, all investments are considered Level 3 investments. See Note 5 “Fair Value of Investments”.
(3)	The amortized cost represents the original cost adjusted for the amortization or accretion of premium or discount, as applicable, on debt investments using the effective interest method.
(4)

As of September 30, 2022, the net estimated unrealized loss for U.S. federal income tax purposes was $13.7 million based on a tax cost basis of $1,746.6 million. As of September 30, 2022, the estimated aggregate gross unrealized loss for U.S. federal income tax purposes was $19.6 million and the estimated aggregate gross unrealized gain for U.S. federal income tax purposes was $5.9 million.

(5)

Unless otherwise indicated, loan contains a variable rate structure and may be subject to an interest rate floor. Variable rate loans bear interest at a rate that may be determined by reference to either the London Interbank Offered Rate (“LIBOR” or “L”) (which can include one-, three-, six-, or twelve-month LIBOR), Secured Overnight Financing Rate (“SOFR” or “S”) (which can include one-, three-, or six- SOFR), or an Sterling Overnight Interbank Average Rate (“SONIA” or “SA”) at the borrower’s option, and which reset periodically based on the terms of the loan agreement.

(6)	The interest rate on these loans is subject to 1 month LIBOR, which as of September 30, 2022 was 3.14%.
(7)	The interest rate on these loans is subject to 3 month LIBOR, which as of September 30, 2022 was 3.75%.
(8)	The interest rate on these loans is subject to 6 month LIBOR, which as of September 30, 2022 was 4.23%.
(9)	The interest rate on these loans is subject to 1 month SOFR, which as of September 30, 2022 was 3.04%.
(10)	The interest rate on these loans is subject to 3 month SOFR, which as of September 30, 2022 was 3.59%.
(11)	The interest rate on these loans is subject to 6 month SOFR, which as of September 30, 2022 was 3.99%.
(12)	The interest rate on these loans is subject to PRIME, which as of September 30, 2022 was 6.25%.
(13)	The interest rate on these loans is subject to SONIA, which as of September 30, 2022 was 2.19%.
(14)	Level 2 investment.
(15)	Contains a fixed rate structure.
(16)	Position or portion thereof is an unfunded loan or equity commitment. See Note 7 “Commitments and Contingencies”.
(17)

The negative cost is the result of the capitalized discount being greater than the principal amount outstanding on the loan. The negative fair value is the result of the capitalized discount on the loan.

(18)	The date disclosed represents the commitment period of the unfunded term loan. Upon expiration of the commitment period, the funded portion of the term loan may be subject to a longer maturity date.
(19)	Investment is non-income producing.
(20)

Unless otherwise indicated, the Company’s portfolio companies are pledged as collateral supporting the amounts outstanding under the Revolving Credit Facility or SPV Asset Facility I. See Note 6 “Debt”.

(21)

This portfolio company is not a qualifying asset under Section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). Under the 1940 Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of total assets. As of September 30, 2022, non-qualifying assets represented 13.3% of total assets as calculated in accordance with the regulatory requirements.

(22)

Security acquired in transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and may be deemed to be “restricted securities” under the Securities Act. As of September 30, 2022, the aggregate fair value of these securities is $190.5 million or 23.6% of the Company’s net assets. The acquisition dates of the restricted securities are as follows:

Portfolio Company	Investment	Acquisition Date
Project Hotel California Co-Invest Fund, L.P.	L.P. Interest	August 09, 2022

Halo Parent Newco, LLC	Class H PIK Preferred Equity	May 4, 2022

Elliott Alto Co-Investor Aggregator L.P.	L.P. Interest	September 28, 2022

Knockout Intermediate Holdings I, Inc. (dba Kaseya)	Perpetual Preferred Stock	June 23, 2022

Minerva Holdco, Inc.	Senior A Preferred Stock	May 2, 2022

Picard Holdco, Inc.	Senior A Preferred Stock	September 30, 2022

Project Hotel California Co-Invest Fund, L.P.	L.P. Interest	June 10, 2022

Securiti, Inc.	Series C Preferred Shares	July 28.2022

Accelerate Topco Holdings, LLC	Common Units	September 01, 2022

Orange Blossom Parent, Inc.	Common Units	July 29, 2022

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Technology Income Corp.

Consolidated Statement of Changes in Net Assets

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended September 30, 2022(1)	For the Nine Months Ended September 30, 2022(1)
Increase (Decrease) in Net Assets Resulting from Operations
Net investment income (loss)	$23,602	$30,598
Net change in unrealized gain (loss)	(3,020)	(14,623)
Net realized gain (loss) on investments	420	(106)

Net Increase (Decrease) in Net Assets Resulting from Operations	21,002	15,869

Distributions
Class S	(575)	(579)
Class I	(13,979)	(19,863)

Net Decrease in Net Assets Resulting from Shareholders’ Distributions	(14,554)	(20,442)

Capital Share Transactions
Class S:
Issuance of shares of common stock	51,377	52,127
Reinvestment of shareholders’ distributions	103	103

Net Increase (Decrease) in Net Assets Resulting from Capital Share Transactions - Class S	51,480	52,230

Class I:
Issuance of shares of common stock	172,113	761,854
Repurchase of common shares	(6,703)	(6,703)
Reinvestment of shareholders’ distributions	5,103	6,090

Net Increase (Decrease) in Net Assets Resulting from Capital Share Transactions - Class I	170,513	761,241

Total Increase (Decrease) in Net Assets	228,441	808,898

Net Assets, at beginning of period	$580,608	$151

Net Assets, at end of period	$809,049	$809,049

(1)	The Company was initially capitalized on September 30, 2021 and commenced operations on May 2, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Technology Income Corp. Consolidated Statement of Cash Flows

(Amounts s in thousands, except share amounts)

(Unaudited)

Nine Months Ended September 30, 2022(1)
Cash Flows from Operating Activities
Net Increase (Decrease) in Net Assets Resulting from Operations	$15,869
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Purchases of investments, net	(1,773,427)
Proceeds from investments and investment repayments, net	28,934
Net accretion/amortization of discount/premium on investments	(1,280)
Payment-in-kind interest	(2,654)
Payment-in-kind dividends	(2,328)
Net change in unrealized (gain) loss on investments	13,280
Net change in unrealized (gain) loss on translation of assets and liabilities in foreign currencies	1,343
Net realized (gain) loss on investments	(17)
Amortization of debt issuance costs	1,044
Changes in operating assets and liabilities:
(Increase) decrease in interest receivable	(13,773)
(Increase) decrease in prepaid expenses and other assets	(209)
(Increase) decrease in due from advisor	(23)
Increase (decrease) in accrued expenses and other liabilities	2,211

Net cash provided by (used in) operating activities	(1,731,030)

Cash Flows from Financing Activities
Borrowings on debt	1,178,454
Payments on debt	(230,000)
Debt issuance costs	(12,757)
Proceeds from issuance of common shares	813,981
Cash distributions paid to shareholders	(8,490)

Net cash provided by (used in) financing activities	1,741,188

Net increase (decrease) in cash	10,158

Cash, beginning of period	$86

Cash, end of period	$10,244

Supplemental and Non-Cash Information
Interest paid during the period	$12,042
Distributions declared during the period	$20,442
Reinvestment of distributions during the period	$6,193
Tender offer payable	$6,703
Distribution payable	$5,759

(1)	The Company was initially capitalized on September 30, 2021 and commenced operations on May 2, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Organization and Principal Business

Owl Rock Technology Income Corp., (“Owl Rock” or the “Company”) is a Maryland corporation formed on June 22, 2021. The Company was formed primarily to originate and make loans to, and make debt and equity investments in, technology-related companies based primarily in the United States. The Company`s investment objective is to maximize total return by generating current income from its debt investments and other income producing securities, and capital appreciation from its equity and equity-linked investments. The Company intends to invest in senior secured or unsecured loans, subordinated loans or mezzanine loans and equity-related securities which include common and preferred stock, securities convertible into common stock, and warrants. The Company may on occasion invest in smaller or larger companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets, including the high yield and large syndicated loan markets, which are often referred to as “junk” investments. Once the Company raises sufficient capital, the target credit investments will typically have maturities between three and ten years and generally range in size between $20 million and $500 million, although the investment size will vary with the size of the Company`s capital base. Prior to raising sufficient capital, the Company may make a greater number of investments in syndicated loan opportunities than it otherwise would expect to make in the future.

The Company is an externally managed closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company has elected to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”).

On December 9, 2021, the Company formed a wholly-owned subsidiary, OR Tech Lending IC LLC, a Delaware limited liability company, which holds a California finance lenders license. OR Tech Lending IC LLC makes loans to borrowers headquartered in California. From time to time the Company may form wholly-owned subsidiaries to facilitate the normal course of business.

Owl Rock Technology Advisors II LLC (“the Adviser” or “ORTA II”) serves as the Company’s investment adviser. The Adviser is an indirect subsidiary of Blue Owl Capital Inc. (“’Blue Owl”) (NYSE: OWL) and part of Owl Rock, a division of Blue Owl focused on direct lending. The Adviser is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Blue Owl consists of three divisions: (1) Owl Rock, which focuses on direct lending, (2) Dyal, which focuses on providing capital to institutional alternative asset managers and (3) Oak Street, which focuses on real estate strategies. Subject to the overall supervision of the Company`s Board of Directors (the “Board”), the Adviser manages the day-to-day operations of, and provides investment advisory and management services to the Company.

The Company relies on an exemptive order issued to an affiliate of the Adviser that permits it to offer multiple classes of shares of common stock and to impose asset-based servicing and distribution fees and early withdrawal fees. The Company intends to offer on a best efforts, continuous basis up to $5,000,000,000 in any combination of amount of shares of Class S, Class D, and Class I common stock. The share classes have different upfront selling commissions and ongoing servicing fees. Each class of common stock will be offered through Blue Owl Securities LLC (d/b/a Blue Owl Securities) (the “Dealer Manager” or “Blue Owl Securities”). No upfront selling commission, dealer manager fees, or other similar placement fees will be paid to the Company or Dealer Manager with respect to the Class S and Class D shares, however, if Class S shares or Class D shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charge to 3.5% of the net offering price per share for each Class S share and 1.5% of the net offering price per share of each Class D share. Class I shares are not subject to upfront selling commissions. In addition, the Class S and Class D share classes have different ongoing servicing fees. Class I shares are not subject to ongoing servicing fees. Class S, Class D and Class I shares will be offered at initial purchase prices per shares of $10.00. Thereafter, the purchase price per share for each class of common stock will vary and will not be sold at a price below the Company`s net asset value per share of such class, as determined in accordance with the Company`s share pricing policy, plus applicable upfront selling commissions.

On September 30, 2021, an affiliate of the Adviser (the “Initial Shareholder”), purchased 100 shares of the Company`s Class I common stock at $10.00 per share, which represents the initial public offering price. The Initial Shareholder will not tender these shares for repurchase as long as the Adviser remains the Company’s investment adviser. There is no current intention for the Adviser to discontinue its role.

On October 6, 2021, the Company received a subscription agreement, totaling $50.0 million for the purchase of Class I common shares of its common stock from Owl Rock Feeder FIC ORTIC LLC (“Feeder FIC ORTIC”) and Blue Owl Capital Holdings LP (“Blue Owl Holdings”), entities affiliated with the Adviser. The Company called $0.2 million and $50.0 million under the subscription agreement as of December 31, 2021 and September 30, 2022, respectively.

The Company is currently publicly offering on a continuous basis up to $5.0 billion in shares. Since meeting the minimum offering requirement and commencing its continuous public offering through September 30, 2022, the Company has issued 5,229,416 shares of Class S common stock, and 5,975,801.79 shares of Class I common stock, for gross proceeds of $52.5 million, and $59.6 million, respectively, including $1,000 of seed capital contributed by its Initial Shareholder. The Company has issued 70,346,774 shares of its Class I common stock in the private offering and raised gross proceeds of approximately $702.4 million.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

As of September 30, 2022, there were no shares of Class D common stock outstanding.

Note 2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company is an investment company and, therefore, applies the specialized accounting and reporting guidance in Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. In the opinion of management, all adjustments considered necessary for the fair presentation of the consolidated financial statements, have been included. The Company was initially capitalized on September 30, 2021. The Company commenced operations on May 2, 2022, and therefore comparative financial statements are not presented. The Company’s fiscal year ends on December 31.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual amounts could differ from those estimates and such differences could be material.

Cash

Cash consists of deposits held at a custodian bank. Cash is carried at cost, which approximates fair value. The Company deposits its cash with highly-rated banking corporations and, at times, may exceed the insured limits under applicable law.

Investments at Fair Value

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds received and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Investments for which market quotations are readily available are typically valued at the average bid price of those market quotations. To validate market quotations, the Company utilizes a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available, as is the case for substantially all of the Company’s investments, are valued at fair value as determined in good faith by the Board, based on, among other things, the input of the Adviser, the Company’s audit committee, and independent third-party valuation firm(s) engaged at the direction of the Board.

As part of the valuation process, the Board takes into account relevant factors in determining the fair value of the Company’s investments, including: the estimated enterprise value of a portfolio company (i.e., the total fair value of the portfolio company’s debt and equity), the nature and realizable value of any collateral, the portfolio company’s ability to make payments based on its earnings and cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, and overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. When an external event such as a purchase or sale transaction, public offering or subsequent equity sale occurs, the Board considers whether the pricing indicated by the external event corroborates its valuation.

The Board undertakes a multi-step valuation process, which includes, among other procedures, the following:

•	With respect to investments for which market quotations are readily available, those investments will typically be valued at the average bid price of those market quotations;

•

With respect to investments for which market quotations are not readily available, the valuation process begins with the independent valuation firm(s) providing a preliminary valuation of each investment to the Adviser’s valuation committee;

•	Preliminary valuation conclusions are documented and discussed with the Adviser’s valuation committee. Agreed upon valuation recommendations are presented to the Audit Committee;

•	The Audit Committee reviews the valuation recommendations and recommends values for each investment to the Board; and

•	The Board reviews the recommended valuations and determines the fair value of each investment.

The Company conducts this valuation process on a quarterly basis.

The Company applies Financial Accounting Standards Board (“FASB”) Codification 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale,

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, the Company considers its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:

•	Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfer occurs. In addition to using the above inputs in investment valuations, the Company applies the valuation policy approved by its Board that is consistent with ASC 820. Consistent with the valuation policy, the Company evaluates the source of the inputs, including any markets in which its investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When an investment is valued based on prices provided by reputable dealers or pricing services (such as broker quotes), the Company subjects those prices to various criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment. For example, the Company, or the independent valuation firm(s), reviews pricing support provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If the Company were required to liquidate a portfolio investment in a forced or liquidation sale, it could realize amounts that are different from the amounts presented and such differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.

Interest and Dividend Income Recognition

Interest income is recorded on the accrual basis and includes accretion or amortization of discounts or premiums. Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK interest and dividends represent accrued interest or dividends that are added to the principal amount or liquidation amount of the investment on the respective interest or dividend payment dates rather than being paid in cash and generally becomes due at maturity or at the occurrence of a liquidation event. For the three months ended September 30, 2022, PIK interest and PIK dividend income earned was $2.1 million and $2.9 million, representing 5.9% and 8.1% of investment income, respectively. For the nine months ended September 30, 2022 PIK interest and PIK dividend income earned was $3.3 million and $3.9 million representing 7.3% and 8.6% of investment income, respectively.

Discounts to par value on securities purchased are accreted into interest income over the contractual life of the respective security using the effective yield method. Premiums to par value on securities purchased are amortized to first call date. The amortized cost of investments represents the original cost adjusted for the accretion or amortization of discounts or premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period.

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. If at any point the Company believes PIK interest is not expected to be realized, the investment generating PIK interest will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest or dividends are generally reversed through interest income. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Other Income

From time to time, the Company may receive fees for services provided to portfolio companies. These fees are generally only available to the Company as a result of closing investments, are normally paid at the closing of the investments, are generally non-recurring, and are recognized as revenue when earned upon closing of the investment. The services that the Adviser provides vary by investment, but can include closing, work, diligence or other similar fees and fees for providing managerial assistance to the Company’s portfolio companies.

Organization Expenses

Costs associated with the organization of the Company are expensed as incurred. These expenses consist primarily of legal fees and other costs of organizing the Company.

Offering Expenses

Costs associated with the offering of common shares of the Company are capitalized as deferred offering expenses and are included in prepaid expenses and other assets in the Consolidated Statement of Assets and Liabilities and are amortized over a twelve-month period from incurrence. These expenses consist primarily of legal fees and other costs incurred in connection with the Company’s continuous public offering of its common shares, the preparation of the Company’s registration statement, and registration fees.

Debt Issuance Costs

The Company records origination and other expenses related to its debt obligations as deferred financing costs. These expenses are deferred and amortized utilizing the effective yield method, over the life of the related debt instrument. Debt issuance costs are presented on the Consolidated Statement of Assets and Liabilities as a direct deduction from the debt liability. In circumstances in which there is not an associated debt liability amount recorded in the consolidated financial statements when the debt issuance costs are incurred, such debt issuance costs will be reported on the Consolidated Statement of Assets and Liabilities as an asset until the debt liability is recorded.

Reimbursement of Transaction-Related Expenses

The Company may receive reimbursement for certain transaction-related expenses in pursuing investments. Transaction-related expenses, which are generally expected to be reimbursed by the Company’s portfolio companies, are typically deferred until the transaction is consummated and are recorded in prepaid expenses and other assets on the date incurred. The costs of successfully completed investments not otherwise reimbursed are borne by the Company and are included as a component of the investment’s cost basis.

Cash advances received in respect of transaction-related expenses are recorded as cash with an offset to accrued expenses and other liabilities. Accrued expenses and other liabilities are relieved as reimbursable expenses are incurred.

Income Taxes

The Company has elected to be treated as a RIC under the Code beginning with the taxable year ended December 31, 2021 and intends to continue to qualify as a RIC. So long as the Company maintains its tax treatment as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Instead, any tax liability related to income earned and distributed by the Company represents obligations of the Company’s investors and will not be reflected in the consolidated financial statements of the Company.

To qualify as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses. In order for the Company not to be subject to U.S. federal excise taxes, it must distribute annually an amount at least equal to the sum of (i) 98% of its net ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of its capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year and (iii) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. The Company, at its discretion, may carry forward taxable income in excess of calendar year dividends and pay a 4% nondeductible U.S. federal excise tax on this income.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. There were no material uncertain income tax provisions through December 31, 2021.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Income and Expense Allocations

Income and realized and unrealized capital gains and losses are allocated to each class of shares of the Company on the basis of the aggregate net asset value of that class in relation to the aggregate net asset value of the Company.

Expenses that are common to all share classes are borne by each class of shares based on the net assets of the Company attributable to each class. Expenses that are specific to a class of shares are allocated to such class either directly or through the servicing fees paid pursuant to the Company’s distribution plan. See Note 3. “Agreements and Related Party Transactions – Dealer Manager Agreement.”

Distributions to Common Shareholders

Distributions to common shareholders are recorded on the record date. The amount to be distributed is determined by the Board and is generally based upon the earnings estimated by the Adviser. Net realized long-term capital gains, if any, would be generally distributed at least annually although the Company may decide to retain such capital gains for investment.

Subject to the Company’s board of directors’ discretion and applicable legal restrictions, the Company intends to authorize and declare cash distributions to the Company’s shareholders on a monthly or quarterly basis and pay such distributions on a monthly basis. The per share amount of distributions for Class S, Class D, and Class I shares will differ because of different allocations of class-specific expenses. Specifically, because the ongoing servicing fees are calculated based on the Company’s net asset value for the Company’s Class S and Class D shares, the ongoing service fees will reduce the net asset value or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under the Company’s distribution reinvestment plan. As a result, the distributions on Class S shares and Class D shares may be lower than the distributions on Class I shares.

The Company has adopted a distribution reinvestment plan pursuant to which shareholders will have their cash distributions automatically reinvested in additional shares of the Company’s same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. The Company expects to use newly issued shares to implement the distribution reinvestment plan.

Consolidation

As provided under Regulation S-X and ASC Topic 946—Financial Services—Investment Companies, the Company will generally not consolidate its investment in a company other than a wholly-owned investment company or controlled operating company whose business consists of providing services to the Company. Accordingly, the Company consolidated the accounts of the Company’s wholly-owned subsidiaries in its consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

New Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848),” which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. In January 2021, the FASB issued ASU No. 2021-01, “Reference Rate Reform (Topic 848),” which expanded the scope of Topic 848 to include derivative instruments impacted by discounting transition. ASU 2020-04 and ASU 2021-01 are effective for all entities through December 31, 2022.

ASU No. 2021-01 provides increased clarity as the Company continues to evaluate the transition of reference rates and is currently evaluating the impact of adopting ASU No. 2020-04 and 2021-01 on the consolidated financial statements.

In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurement (Topic 820),” which clarifies the guidance in Topic 820 when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security and introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. The amendments affect all entities that have investments in equity securities measured at fair value that are subject to a contractual sale restriction. ASU 2022-03 is effective for public business entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. For all other entities the amendments are effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. An entity that qualifies as an investment company under Topic 946 should apply the amendments in ASU No. 2022-03 to an investment in an equity security subject to a contractual sale restriction that is executed or modified on or after the date of adoption. The Company is currently evaluating the impact of adopting ASU No. 2022-03 on the consolidated financial statements.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 3. Agreements and Related Party Transactions

Administration Agreement

The Company has entered into an Administration Agreement (the “Administration Agreement”) with the Adviser. Under the terms of the Administration Agreement, the Adviser performs, or oversees the performance of, required administrative services, which include providing office space, equipment and office services, maintaining financial records, preparing reports to shareholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others. On May 3, 2022, the Board approved the continuation of the Administration Agreement.

The Administration Agreement also provides that the Company reimburses the Adviser for certain organization costs incurred prior to the commencement of the Company’s operations, and for certain offering costs.

The Company reimburses the Adviser for services performed for it pursuant to the terms of the Administration Agreement. In addition, pursuant to the terms of the Administration Agreement, the Adviser may delegate its obligations under the Administration Agreement to an affiliate or to a third party and the Company will reimburse the Adviser for any services performed for it by such affiliate or third party.

From October 1, 2021 to November 30, 2021, the Company was advised by Owl Rock Technology Advisers LLC (“ORTA”), an affiliate of the Adviser, which also served as the Company’s administrator. On November 30, 2021, the Company entered into the Investment Advisory Agreement and the Administration Agreement, under which the Adviser serves as the Company’s Adviser and administrator, respectively.

Unless earlier terminated as described below, the Administration Agreement will remain in effect for two years from the date it first became effective, and will remain in effect and from year to year thereafter if approved annually (1) the vote of the Board, or by the vote of a majority of its outstanding voting securities and (2) the vote of a majority of the Company’s directors who are not “interested persons” of the Company, of the Adviser or of any of their respective affiliates, as defined in the 1940 Act. The Administration Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company (as defined in the 1940 Act), or by the vote of a majority of the Board or by the Adviser.

No person who is an officer, director, or employee of the Adviser or its affiliates and who serves as a director of the Company receives any compensation from the Company for his or her services as a director. However, the Company reimburses the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser or its affiliates to the Company’s officers who provide operational and administrative services, as well as their respective staffs and other professionals who provide services to the Company, who assist with the preparation, coordination and administration of the foregoing or provide other “back office” or “middle office,” financial or operational services to the Company (based on the percentage of time those individuals devote, on an estimated basis, to the business and affairs of the Company). Directors who are not affiliated with the Adviser receive compensation for their services and reimbursement of expenses incurred to attend meetings.

Investment Advisory Agreement

The Company has entered into an Investment Advisory Agreement (the “Investment Advisory Agreement”) with the Adviser. Under the terms of the Investment Advisory Agreement, the Adviser is responsible for managing the Company’s business and activities, including sourcing investment opportunities, conducting research, performing diligence on potential investments, structuring its investments, and monitoring its portfolio companies on an ongoing basis through a team of investment professionals. On May 3, 2022, the Board approved the continuation of the Investment Advisory Agreement.

The Adviser’s services under the Investment Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to the Company are not impaired.

Unless earlier terminated as described below, the Investment Advisory Agreement will remain in effect for two years from the date it first becomes effective and from year-to-year thereafter if approved annually by a majority of the Board or by the holders of a majority of the Company`s outstanding voting securities and, in each case, by a majority of independent directors.

The Investment Advisory Agreement will automatically terminate within the meaning of the 1940 Act and related SEC guidance and interpretations in the event of its assignment. In accordance with the 1940 Act, without payment of penalty, the Company may terminate the Investment Advisory Agreement with the Adviser upon 60 days’ written notice. The decision to terminate the agreement may be made by a majority of the Board of Directors or the shareholders holding a majority (as defined under the 1940 Act) of the outstanding shares of the Company’s common stock or the Adviser. In addition, without payment of penalty, the Adviser may generally terminate the Investment Advisory Agreement upon 120 days’ written notice.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

From time to time, the Adviser may pay amounts owed by the Company to third-party providers of goods or services, including the Board, and the Company will subsequently reimburse the Adviser for such amounts paid on its behalf. Amounts payable to the Adviser are settled in the normal course of business without formal payment terms.

Under the terms of the Investment Advisory Agreement, the Company will pay the Adviser a base management fee and an incentive fee. The cost of both the management fee and the incentive fee will ultimately be borne by the Company’s shareholders.

The base management fee is payable monthly in arrears. The base management fee is calculated at an annual rate of 1.25% based on the average value of the Company`s net assets at the end of the two most recently completed calendar months. All or part of the base management fee not taken as to any month will be deferred without interest and may be taken in any such month prior to the occurrence of a liquidity event. Base management fees for any partial month are prorated based on the number of days in the month. The Adviser and its affiliates have agreed to waive the base management fee through October 31, 2022. Any portion of management fees waived shall not be subject to recoupment.

For the three and nine months ended September 30, 2022, management fees were $2.0 million and $2.2 million, respectively, of which $2.0 million and $2.2 million was waived for each respective period.

The incentive fee consists of two parts: (i) an incentive fee on income and (ii) an incentive fee on capital gains. Each part of the incentive fee is outlined below.

The incentive fee on income will be calculated and payable quarterly in arrears and will be based upon the Company’s pre-incentive fee net investment income for the immediately preceding calendar quarter. In the case of a liquidation of the Company or if the Investment Advisory Agreement is terminated, the fee will also become payable as of the effective date of the event.

The incentive fee on income for each calendar quarter will be calculated as follows:

•

No incentive fee on income will be payable in any calendar quarter in which the pre-incentive fee net investment income does not exceed a quarterly return to investors of 1.25% of the Company’s net asset value at the beginning of the quarter. The Company refers to this as the quarterly preferred return.

•

All of the Company’s pre-incentive fee net investment income, if any, that exceeds the quarterly preferred return, but is less than or equal to 1.43%, which the Company refers to as the upper level breakpoint, of the Company’s net asset value at the beginning of the quarter, will be payable to the Company’s Adviser. The Company refers to this portion of the incentive fee on income as the “catch-up.” It is intended to provide an incentive fee of 12.50% on all of the Company’s pre-incentive fee net investment income when the pre-incentive fee net investment income reaches 1.43% of the Company’s net asset value at the beginning of the quarter, measured as of the end of the immediately preceding calendar quarter. The quarterly preferred return of 1.25% and upper level breakpoint of 1.43% are also adjusted for the actual number of days each calendar quarter.

•

For any quarter in which the Company’s pre-incentive fee net investment income exceeds the upper level break point of 1.43% of the Company’s net asset value at the beginning of the quarter, the incentive fee on income will equal 12.50% of the amount of the Company’s pre-incentive fee net investment income, because the quarterly preferred return and catch up will have been achieved.

•

Pre-incentive fee net investment income is defined as investment income and any other income, accrued during the calendar quarter, minus operating expenses for the quarter, including the base management fee, expenses payable under the Investment Advisory Agreement and the Administration Agreement, any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee. Pre-incentive fee net investment income does not include any expense support payments or any reimbursement by the Company of expense support payments, or any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The incentive fee on capital gains will be determined and payable in arrears as of the end of each calendar year during which the Investment Advisory Agreement is in effect. In the case of a liquidation, or if the Investment Advisory Agreement is terminated, the fee will also become payable as of the effective date of such event. The annual fee will equal (i) 12.50% of the Company’s realized capital gains on a cumulative basis from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less (ii) the aggregate amount of any previously paid incentive fees on capital gains as calculated in accordance with U.S. GAAP. In no event will the incentive fee on capital gains payable pursuant hereto be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

For the three and nine months ended September 30, 2022, performance-based incentive fees were $3.0 million and $3.9 million, respectively, of which $3.0 million and $3.9 million was waived for each respective period.

The Adviser and its affiliates have agreed to waive the performance-based incentive fee and capital gains based incentive fee through October 31, 2022. Any portion of the incentive fees waived shall not be subject to recoupment.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Under the terms of the Investment Advisory Agreement, upon satisfaction of the minimum offering requirement, the Adviser is entitled to receive up to 1.50% of gross proceeds raised in the Company`s continuous public offering until all organization and offering costs funded by the Adviser or its affiliates have been recovered. Any reimbursements will not exceed actual expenses incurred by the Adviser and its affiliates.

For the three and nine months ended September 30, 2022, the Company did not accrue any organization and offering expenses that are reimbursable to the Adviser.

From October 1, 2021 to November 30, 2021, the Company was advised by ORTA, an affiliate of the Adviser, which also served as the Company’s administrator. On November 30, 2021, the Company entered into the Investment Advisory Agreement and the Administration Agreement, under which the Adviser serves as the Company’s Adviser and administrator, respectively.

Affiliated Transactions

The Company may be prohibited under the 1940 Act from participating in certain transactions with its affiliates without prior approval of the directors who are not interested persons, and in some cases, the prior approval of the SEC. The Company, and certain of its affiliates rely on an order for exemptive relief (the “Order”) that has been granted to Owl Rock Capital Advisors LLC to co-invest with other funds managed by the Adviser or certain affiliates, in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such Order, the Company generally is permitted to co-invest with certain of its affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Company and its shareholders and do not involve overreaching of the Company or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of the Company’s shareholders and is consistent with its investment objective and strategies, (3) the investment by its affiliates would not disadvantage the Company, and the Company’s participation would not be on a basis different from or less advantageous than that on which its affiliates are investing, and (4) the proposed investment by the Company would not benefit the Adviser or its affiliates or any affiliated person of any of them (other than the parties to the transaction), except to the extent permitted by the exemptive relief and applicable law, including the limitations set forth in Section 57(k) of the 1940 Act. In addition, the Company has received an amendment to its Order to permit it to co-invest in its existing portfolio companies with certain affiliates that are private funds, even if such private funds did not have an investment in such existing portfolio company.

The Adviser is affiliated with Owl Rock Capital Advisors LLC (“ORCA”), ORTA, Owl Rock Capital Private Fund Advisors LLC (“ORPFA”) and Owl Rock Diversified Advisors LLC (“ORDA” and together with ORCA, ORTA, ORPFA and the Adviser, the “Owl Rock Advisers”), which are also investment advisers. The Owl Rock Advisers are indirect affiliates of Blue Owl and comprise part of “Owl Rock”, a division of Blue Owl focused on direct lending. The Owl Rock Advisers’ allocation policy seeks to ensure equitable allocation of investment opportunities over time between the Company, and other funds managed by the Adviser, or its affiliates. As a result of the Order, there could be significant overlap in the Company’s investment portfolio and the investment portfolio of other funds managed by the Adviser or its affiliates that could avail themselves of the the Order and that have a similar investment objective to the Company’s.

Dealer Manager Agreement

The Company has entered into a dealer manager agreement (the “Dealer Manager Agreement”) with Blue Owl Securities, an affiliate of the Adviser, and participating broker-dealer agreements with certain broker-dealers. Under the terms of the Dealer Manager Agreement and the participating broker-dealer agreements, Blue Owl Securities serves as the dealer manager, and certain participating broker- dealers solicit capital, for the Company`s public offering of shares of Class S, Class D, and Class I common stock. Blue Owl Securities will not receive upfront selling commissions with respect to purchases of Class S, Class D and Class I shares or shares of any class of shares issued pursuant to the Company`s distribution reinvestment plan.

Subject to FINRA limitations on underwriting compensation and pursuant to a distribution plan adopted by the Company in compliance with Rules 12b-1 and 17d-3 under the 1940 Act, as if those rules applied to the Company, the Company will pay Blue Owl Securities selling commissions over time as servicing fees for ongoing services rendered to shareholders by participating broker-dealers or broker-dealers servicing investors’ accounts, referred to as servicing broker-dealers:

•	With respect to the Company`s outstanding Class S shares equal to 0.85% per annum of the aggregate net asset value of the Company`s outstanding Class S shares; and

•	With respect to the Company`s outstanding Class D shares equal to 0.25% per annum of the aggregate net asset value of the Company`s outstanding Class D shares.

The Company will not pay an ongoing servicing fee with respect to the Company`s outstanding Class I shares.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

The servicing fees will be paid monthly in arrears. Blue Owl Securities will reallow (pay) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing services performed by such broker-dealers, and will waive ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. Because the ongoing servicing fees are calculated based on the Company`s net asset values for the Company`s Class S and Class D shares, they will reduce the net asset values or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under it’s distribution reinvestment plan. The Company will cease paying ongoing servicing fees at the date at which total underwriting compensation from any source in connection with this offering equals 10% of the gross proceeds from it’s offering (excluding proceeds from issuances pursuant to it`s distribution reinvestment plan). This limitation is intended to ensure that the Company satisfies the requirements of FINRA Rule 2310, which provides that the maximum aggregate underwriting compensation from any source, including compensation paid from offering proceeds and in the form of “trail commissions,” payable to underwriters, broker-dealers, or affiliates thereof participating in an offering may not exceed 10% of gross offering proceeds, excluding proceeds received in connection with the issuance of shares through a distribution reinvestment plan.

Upfront selling commissions for sales of Class S and Class D shares may be reduced or waived in connection with volume or other discounts, other fee arrangements or for sales to certain categories of purchasers.

Expense Support and Conditional Reimbursement Agreement

The Company has entered into the Expense Support Agreement with the Adviser, the purpose of which is to ensure that no portion of the Company’s distributions to shareholders will represent a return of capital for U.S. federal income tax purposes. The Expense Support Agreement will become effective as of the date that the Company meets the minimum offering requirement. On a quarterly basis, the Adviser shall reimburse the Company for “Operating Expenses” (as defined below) in an amount equal to the excess of the Company’s cumulative distributions paid to the Company’s shareholders in each quarter over “Available Operating Funds” (as defined below) received by the Company on account of the Company’s investment portfolio during such quarter. Any payments required to be made by the Adviser pursuant to the preceding sentence are referred to herein as an “Expense Payment”.

Pursuant to the Expense Support Agreement, “Operating Expenses” means all of the Company’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies. “Available Operating Funds” means the sum of (i) the Company’s estimated investment company taxable income (including realized net short-term capital gains reduced by realized net long-term capital losses), (ii) the Company’s realized net capital gains (including the excess of realized net long-term capital gains over realized net short-term capital losses) and (iii) dividends and other distributions paid to us on account of preferred and common equity investments in portfolio companies, if any (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

The Adviser’s obligation to make an Expense Payment shall automatically become a liability of the Adviser and the right to such Expense Payment will be an asset of the Company’s on the last business day of the applicable quarter. The Expense Payment for any quarter will be paid by the Adviser to the Company in any combination of cash or other immediately available funds, and/or offset against amounts due from the Company to the Adviser no later than the earlier of (i) the date on which the Company closes it’s books for such quarter, or (ii) forty-five days after the end of such quarter.

Following any quarter in which Available Operating Funds exceed the cumulative distributions paid by the Company in respect of such quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company will pay such Excess Operating Funds, or a portion thereof, in accordance with the stipulations below, as applicable, to the Adviser, until such time as all Expense Payments made by the Adviser to the Company within three years prior to the last business day of such quarter have been reimbursed. Any payments required to be made by the Company are referred to as a “Reimbursement Payment”.

The amount of the Reimbursement Payment for any quarter shall equal the lesser of (i) the Excess Operating Funds in respect of such quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to us within three years prior to the last business day of such quarter that have not been previously reimbursed by the Company to the Adviser. The payment will be reduced to the extent that such Reimbursement Payments, together with all other Reimbursement Payments paid during the fiscal year, would cause Other Operating Expenses defined as the Company’s total Operating Expenses, excluding base management fees, incentive fees, organization and offering expenses, distribution and shareholder servicing fees, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses on an annualized basis and net of any Expense Payments received by the Company during the fiscal year to exceed the lesser of: (i) 1.75% of the Company’s average net assets attributable to the shares of the Company’s common stock for the fiscal year-to-date period after taking such Expense Payments into account; and (ii) the percentage of the Company’s average net assets attributable to shares of its common stock represented by Other Operating Expenses during the fiscal year in which such Expense Payment was made (provided, however, that this clause (ii) shall not apply to any Reimbursement Payment which relates to an Expense Payment made during the same fiscal year).

No Reimbursement Payment for any quarter will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Company’s “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by the Company’s net assets.

The specific amount of expenses reimbursed by the Adviser, if any, will be determined at the end of each quarter. The Company or the Adviser will be able to terminate the Expense Support Agreement at any time, with or without notice. The Expense Support Agreement will automatically terminate in the event of (a) the termination of the Investment Advisory Agreement, or (b) a determination by the Company’s Board to dissolve or liquidate the Company. Upon termination of the Expense Support Agreement, the Company will be required to fund any Expense Payments that have not been reimbursed by the Company to the Adviser.

For the Quarter Ended	Amount of Expense Support	Recoupment of Expense Support	Unreimbursed Expense Support	Effective Rate of Distribution per Share(1)	Reimbursement Eligibility Expiration	Operating Expense Ratio(2)(3)
($ in thousands)
June 30, 2022	$174	$174	$—	6.3%	June 30, 2025	—%

Total	$174	$174	$—

(1)

The effective rate of distribution per share is expressed as a percentage equal to the projected annualized distribution amount as of the end of the applicable period (which is calculated by annualizing the regular monthly cash distributions per share as of such date without compounding), divided by the Company’s net asset value per share as of such date.

(2)

The operating expense ratio is calculated by dividing operating expenses, less organizational and offering expenses, base management and incentive fees owed to the Adviser, and interest expense, by the Company’s net assets.

(3)	The operating expense ratio for the period presented rounds to less than 0.01%.

Expense Deferral Agreement

On March 23, 2022, the Company and the Adviser entered into the expense deferral agreement (the “Expense Deferral Agreement”), under which the Adviser has agreed to incur and pay all of the Company’s expenses, other than amounts used to pay interest expense and shareholder servicing and/or distribution fees, until the Company receives and accepts, in cash, $1.75 billion in aggregate subscriptions from the sale of its shares in the offering (the “First Subscription Condition”).

If the Company meets the First Subscription Condition, the Company will be required to repay one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the First Subscription Condition. If the Company receives and accepts, in cash, $2.25 billion in aggregate subscriptions from the sale of its shares in the offering (the “Second Subscription Condition”), the Company will be required to repay an additional one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the Second Subscription Condition. If the Company receives and accepts, in cash, $2.75 billion in aggregate subscriptions from the sale of its shares in the offering (the “Third Subscription Condition”), the Company will be required to repay an additional one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the Third Subscription Condition. However, we will not be required to repay expenses to the Adviser under the Expense Deferral Agreement to the extent that such expenses (1) have previously been classified as Expense Payments or Reimbursement Payments under the Expense Support Agreement, or (2) are Organization and Offering Expenses in excess of 1.50% of gross offering proceeds from the sale of the Company’s securities.

The Expense Deferral Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Adviser, with or without notice, and will automatically terminate (i) in the event of the termination of the Investment Advisory Agreement, or (ii) if the Board makes a determination to dissolve or liquidate the Company. If the agreement is terminated, the Company will remain obligated to repay the Adviser for expenses the Company received if the Company satisfies the Subscription Condition.

License Agreement

On October 1, 2021, the Company entered into a license agreement (the “License Agreement”), pursuant to which an affiliate of Blue Owl has granted the Company a non-exclusive license to use the name “Owl Rock.” Under the License Agreement, the Company has a right to use the Owl Rock name for so long as the Adviser or one of its affiliates remains the Company’s investment adviser. Other than with respect to this limited license, the Company has no legal right to the “Owl Rock” name or logo.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Promissory Note

On October 4, 2021, the Board authorized the Company, as Borrower, to enter into a revolving promissory note (the “Promissory Note”) with an entity affiliated with the Adviser. On June 22, 2022, the Company and Feeder FIC, as lender, entered into a termination agreement pursuant to which the Promissory Note was terminated. Upon execution of the Termination Agreement there were no amounts outstanding pursuant to the Promissory Notes. See Note 6 “Debt”.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 4. Investments

Under the 1940 Act, the Company is required to separately identify non-controlled investments where it owns 5% or more of a portfolio company’s outstanding voting securities and/or has the power to exercise control over the management or policies of such portfolio company as investments in “affiliated” companies. In addition, under the 1940 Act, the Company is required to separately identify investments where it owns more than 25% of a portfolio company’s outstanding voting securities and/or has the power to exercise control over the management or policies of such portfolio company as investments in “controlled” companies. Under the 1940 Act, “non-affiliated investments” are defined as investments that are neither controlled investments nor affiliated investments. Detailed information with respect to the Company’s non-controlled, non-affiliated; non-controlled, affiliated; and controlled affiliated investments is contained in the accompanying consolidated financial statements, including the consolidated schedule of investments. The information in the tables below is presented on an aggregate portfolio basis, without regard to whether they are non-controlled non-affiliated, non-controlled affiliated or controlled affiliated investments.

Investments at fair value and amortized cost consisted of the following as of September 30, 2022:

	September 30, 2022
($ in thousands)	Amortized Cost	Fair Value
First-lien senior secured debt investments	$1,346,632	$1,342,173
Second-lien senior secured debt investments	209,729	200,262
Preferred equity investments	171,158	167,291
Common equity investments	23,253	23,244

Total Investments	$1,750,772	$1,732,970

The Company uses Global Industry Classification Standards (“GICS”) for classifying the industry groupings of its portfolio companies. The industry composition of investments based on fair value as of September 30, 2022 was as follows:

September 30, 2022
Aerospace & Defense	2.5%
Application Software	14.1%
Buildings and real estate	1.2%
Beverages	2.8%
Containers and packaging	1.2%
Commercial Services & Supplies	5.9%
Construction & Engineering	0.7%
Diversified Consumer Services	1.8%
Diversified Financial Services	2.5%
Electrical Equipment	5.7%
Food & Staples Retailing	8.4%
Health Care Technology	10.1%
Health Care providers & services	2.2%
Health Care equipment & Services	0.2%
Insurance	3.7%
IT Services	7.9%
Life Sciences Tools & Services	0.3%
Pharmaceuticals	0.5%
Professional Services	0.5%
Real Estate Management & Development	1.4%
Road & Rail	0.1%
Specialty Retail	2.2%
Systems Software	24.1%

Total	100.0%

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

The geographic composition of investments based on fair value as of September 30, 2022 was as follows:

September 30, 2022
United States:
Midwest	13.8%
Northeast	23.9%
South	39.6%
West	18.0%
International	4.7%

Total	100.0%

Note 5. Fair Value of Investments

The following table presents the fair value hierarchy of investments as of September 30, 2022:

	Fair Value Hierarchy as of September 30, 2022
($ in thousands)	Level 1	Level 2	Level 3	Total
First-lien senior secured debt investments	$—	$126,485	$1,215,688	$1,342,173
Second-lien senior secured debt investments	—	46,370	153,892	200,262
Preferred equity investments	—	—	167,291	167,291
Common equity investments	—	—	23,244	23,244

Total Investments	$—	$172,855	$1,560,115	$1,732,970

The following table presents changes in fair value of investments for which Level 3 inputs were used to determine the fair value as of and for the three months and nine months ended September 30, 2022:

	As of and for the Three Months Ended September 30, 2022
($ in thousands)	First-lien senior secured debt investments	Second-lien senior secured debt investments	Preferred equity investments	Common equity investments	Total
Fair value, beginning of period	$689,493	$100,964	$96,964	$6,667	$894,088
Purchases of investments, net	520,949	54,199	69,935	16,583	661,666
Payment-in-kind	658	809	1,405	—	2,872
Proceeds from investments, net	1,954	—	—	—	1,954
Net change in unrealized gain (loss)	1,906	(2,105)	(1,064)	(6)	(1,269)
Net accretion/amortization of discount/premium on investments	728	25	51	—	804
Transfers into (out of) Level 3(1)	—	—	—	—	—

Fair value, end of period	$1,215,688	$153,892	$167,291	$23,244	$1,560,115

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

(1)	Transfers between levels, if any, are recognized at the beginning of the period in which the transfers occur.

	As of and for the Nine Months Ended September 30, 2022
($ in thousands)	First-lien senior secured debt investments	Second-lien senior secured debt investments	Preferred equity investments	Common equity investments	Total
Fair value, beginning of period	$—	$—	$—	$—	$—
Purchases of investments, net	1,243,366	155,862	168,781	23,253	1,591,262
Payment-in-kind	859	1,813	2,310	—	4,982
Proceeds from investments, net	(28,740)	—	—	—	(28,740)
Net change in unrealized gain (loss)	(766)	(3,825)	(3,867)	(9)	(8,467)
Net realized gains (losses)	17	—	—	—	17
Net accretion/amortization of discount/premium on investments	952	42	67	—	1,061
Transfers into (out of) Level 3(1)	—	—	—	—	—

Fair value, end of period	$1,215,688	$153,892	$167,291	$23,244	$1,560,115

(1)	Transfers between levels, if any, are recognized at the beginning of the period in which the transfers occur.

The following tables present information with respect to net change in unrealized gains on investments for which Level 3 inputs were used in determining the fair value that are still held by the Company for the three and nine months ended September 30, 2022:

($ in thousands)	Net change in unrealized gain (loss) for the Three Months Ended September 30, 2022 on Investments Held at September 30, 2022	Net change in unrealized gain (loss) for the Nine Months Ended September 30, 2022 on Investments Held at September 30, 2022
First-lien senior secured debt investments	$1,906	$(766)
Second-lien senior secured debt investments	(2,105)	(3,825)
Preferred equity investments	(1,064)	(3,867)
Common equity investments	(6)	(9)

Total Investments	$(1,269)	$(8,467)

The following tables present quantitative information about the significant unobservable inputs of the Company’s Level 3 investments as of September 30, 2022. The weighted average range of unobservable inputs is based on fair value of investments. The tables are not intended to be all-inclusive, but instead capture the significant unobservable inputs relevant to the Company’s determination of fair value.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

($ in thousands)	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)	Impact to Valuation from an Increase in Input
First-lien senior secured debt investments	$703,642	Yield Analysis	Market Yield	8.9% - 13.4% (11.4%)	Decrease
	$512,046	Recent Transaction	Transaction Price	87.2% - 99.0% (98.3%)	Increase
Second-lien senior secured debt investments	$153,892	Yield Analysis	Market Yield	11.8% - 16.8% (14.7%)	Decrease
Preferred equity investments	$97,354	Yield Analysis	Market Yield	12.0% - 17.8% (14.5%)	Decrease
	$69,937	Recent Transaction	Transaction Price	97.0% - 100.0% (97.4%)	Increase
Common equity investments	$8,333	Yield Analysis	Market Yield	100.0% - 100.0% (100.0%)	Decrease
	$14,911	Recent Transaction	Transaction Price	100.0% - 100.0% (100.0%)	Increase

The Company typically determines the fair value of its performing Level 3 debt investments utilizing a yield analysis. In a yield analysis, a price is ascribed for each investment based upon an assessment of current and expected market yields for similar investments and risk profiles. Additional consideration is given to the expected life, portfolio company performance since close, and other terms and risks associated with an investment. Among other factors, a determinant of risk is the amount of leverage used by the portfolio company relative to its total enterprise value, and the rights and remedies of the Company’s investment within the portfolio company’s capital structure.

Significant unobservable quantitative inputs typically used in the fair value measurement of the Company’s Level 3 debt investments primarily include current market yields, including relevant market indices, but may also include quotes from brokers, dealers, and pricing services as indicated by comparable investments. For the Company’s Level 3 equity investments, a market approach, based on comparable publicly-traded company and comparable market transaction multiples of revenues, EBITDA, or some combination thereof and comparable market transactions typically would be used.

Debt Not Carried at Fair Value

Fair value is estimated by discounting remaining payments using applicable current market rates, which take into account changes in the Company’s marketplace credit ratings, or market quotes, if available. The following tables present the carrying and fair values of the Company’s debt obligations as of September 30, 2022.

	September 30, 2022
($ in thousands)	Net Carrying Value(1)	Fair Value
Revolving Credit Facility	$635,628	$635,628
SPV Asset Facility I	297,934	297,934

Total Debt	$933,562	$933,562

(1)	The carrying value of our Revolving Credit Facility and SPV Asset Facility I are presented net unamortized debt issuance costs of $4.6 million and $7.1 million, respectively.

Financial Instruments Not Carried at Fair Value

As of September 30, 2022 and December 31, 2021, the carrying amounts of the Company’s assets and liabilities, other than investments at fair value and debt, approximate fair value due to their short term maturities.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 6. Debt

In accordance with the 1940 Act, with certain limitations, the Company is allowed to borrow amounts such that its asset coverage, as defined in the 1940 Act, is at least 150% after such borrowing. As of September 30, 2022, the Company’s asset coverage was 185.4%.

Debt obligations consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30, 2022
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available(1)	Net Carrying Value(2)
SPV Asset Facility I	$1,000,000	$305,000	$61,511	$297,934
Revolving Credit Facility	725,000	640,275	63,212	635,628

Total Debt	$1,725,000	$945,275	$124,723	$933,562

(1)	The amount available reflects any collateral related limitations at the Company level related to each credit facility’s borrowing base.
(2)	The carrying value of our SPV Asset Facility I and Revolving Credit Facility are presented net unamortized debt issuance costs of $7.1 million and $4.6 million, respectively.

	December 31, 2021
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available	Net Carrying Value
Promissory Note	$100,000	$—	$100,000	$—

Total Debt	$100,000	$—	$100,000	$—

For the three and nine months ended September 30, 2022, the components of interest expense were as follows:

($ in thousands)	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022
Interest Expense(1)	$10,946	$13,334
Amortization of debt issuance costs	682	1,044

Total Interest Expense	$11,628	$14,378

Average interest rate(2)(3)	5.9%	6.5%
Average daily borrowings(2)(3)	$736,753	$487,736

(1)	Interest expense excludes approximately $0.6 million of financing fees incurred in connection with the Macquarie warehouse agreements prior to the commencement of operations on May 2, 2022.
(2)	Averages reflect the period from May 2, 2022, the date of the agreement, through September 30, 2022.
(3)	Averages are calculated based on annualized amounts.

Promissory Note

On October 6, 2021, the Company, as borrower, entered into a Loan Agreement (the “FIC Agreement”) with Owl Rock Feeder FIC LLC, (“Feeder FIC”), an affiliate of the Adviser, as lender, to enter into revolving promissory notes (the “Promissory Notes”) to borrow up to an aggregate of $100.0 million from Feeder FIC. Under the FIC Agreement, the Company could re-borrow any amount repaid; however, there was no funding commitment between Feeder FIC and the Company.

On March 23, 2022, the Company entered into an amendment to the FIC Agreement to change the manner in which interest is calculated.

The interest rate on amounts borrowed pursuant to the Promissory Note prior to March 23, 2022 was based on the lesser of the rate of interest for an ABR Loan or a Eurodollar Loan under the Credit Agreement dated as of April 15, 2021, as amended or supplemented from time to time, by and among Owl Rock Capital Advisors LLC, an affiliate of the Adviser, as borrower, the several lenders from time to time party thereto, MUFG Union Bank, N.A., as Collateral Agent and MUFG Bank, Ltd., as Administrative Agent.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

The interest rate on amounts borrowed pursuant to the Promissory Notes after March 23, 2022 was based on the lesser of the rate of interest for a SOFR Loan or an ABR Loan under the Credit Agreement dated as of December 7, 2021, as amended or supplemented from time to time, by and among Blue Owl Finance LLC, as Borrower, Blue Owl Capital Holdings LP and Blue Owl Capital Carry LP as Parent Guarantors, the Subsidiary Guarantors party thereto, Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents and MUFG Bank, Ltd., as Administrative Agent.

The unpaid principal balance of any Promissory Notes and accrued interest thereon was payable by the Company from time to time at the discretion of the Company but immediately due and payable upon 120 days written notice by Feeder FIC, and in any event due and payable in full no later than February 28, 2023. The Company intends to use the borrowed funds to leverage its current investment portfolio and to make investments in portfolio companies consistent with its investment strategies.

On June 22, 2022, the Company and Feeder FIC, entered into a termination agreement (the “Termination Agreement”) pursuant to which the FIC Agreement was terminated. Upon execution of the Termination Agreement, there were no amounts outstanding under the Loan Agreement or the Promissory Notes.

Revolving Credit Facility

On May 2, 2022, the Company entered into a Senior Secured Credit Agreement (the “Facility”). The parties to the Facility include the Company, as Borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation as Administrative Agent, Sumitomo Mitsui Banking Corporation, as Sole Bookrunner and a Joint Lead Arranger, Truist Securities, Inc., as a Joint Lead Arranger, and Truist Bank as Documentation Agent.

The Facility is guaranteed by each of OR Tech Lending IC LLC, ORTIC BC 1 LLC and ORTIC BC 2 LLC, each a subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future (collectively, the “Guarantors”). Proceeds of the Facility may be used for general corporate purposes, including the funding of portfolio investments.

The maximum principal amount of the Facility is $725 million (increased from $400 million to $725 million on June 22, 2022), subject to availability under the borrowing base, which is based on the Company’s portfolio investments and other outstanding indebtedness. Maximum capacity under the Facility may be increased to $1.75 billion through the exercise by the Company of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Facility includes a $200 million limit for swingline loans, with the aggregate principal amount of outstanding swingline loans of any swingline lender being limited to up to $50 million, and is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Company and each Guarantor, subject to certain exceptions.

The availability period under the Facility will terminate on May 1, 2026 (“Commitment Termination Date”) and the Facility will mature on April 30, 2027 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Facility out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

The Company may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the Facility in U.S. dollars will bear interest at either term SOFR plus a margin, or the prime rate plus a margin. The Company may elect either the term SOFR or prime rate at the time of drawdown, and loans denominated in U.S. dollars may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. Amounts drawn under the Facility in other permitted currencies will bear interest at the relevant rate specified therein plus an applicable margin. The Company will also pay a fee of 0.375% on average daily undrawn amounts under the Facility.

The Facility includes customary covenants, including certain limitations on the incurrence by the Company of additional indebtedness and on the Company’s ability to make distributions to its shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and other maintenance covenants, as well as customary events of default. The Facility requires a minimum asset coverage ratio with respect to the consolidated assets of the Company and its subsidiaries to senior securities that constitute indebtedness of no less than 1.50 to 1.00, measured at the last day of any fiscal quarter.

SPV Asset Facility I

On April 27, 2022, Tech Income Funding I LLC (the “Tech Income Funding I”), a Delaware limited liability company and a newly formed subsidiary of the Company entered into a Credit Agreement (the “SPV Asset Facility I”) among Tech Income Funding I, as Borrower, the lenders from time to time parties thereto (the “SPV Asset Facility I Lenders”), Goldman Sachs Bank USA as Sole Lead Arranger, Syndication Agent and Administrative Agent, State Street Bank and Trust Company as Collateral Administrator and Collateral Agent and Alter Domus (US) LLC as Collateral Custodian. On May 6, 2022 (the “SVP Asset Facility I Closing Date”), in connection with SPV Asset Facility I, Tech Income Funding I entered into a Margining Agreement (the “Margining Agreement”), with Goldman Sachs Bank USA, as Administrative Agent.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Following the SPV Asset Facility I Closing Date, from time to time, the Company expects to sell and contribute certain investments to Tech Income Funding I pursuant to a Sale and Contribution Agreement by and between the Company and Tech Income Funding I. No gain or loss will be recognized as a result of the contribution. Proceeds from the SPV Asset Facility I will be used to finance the origination and acquisition of eligible assets by Tech Income Funding I, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Tech Income Funding I through its ownership of Tech Income Funding I. The maximum principal amount which may be borrowed under the Credit Facility is $1 billion; the availability of this amount is subject to a borrowing base test, which is based on the value of Tech Income Funding I’s assets from time to time, and satisfaction of certain conditions, including certain concentration limits and other portfolio tests.

The SPV Asset Facility I provides for the ability to draw and redraw revolving loans under the SPV Asset Facility I for a period of up to three years after the SPV Asset Facility I Closing Date. Unless otherwise terminated, the SPV Asset Facility I will mature on May 6, 2027 (the “SPV Asset Facility I Stated Maturity”). Prior to the PV Asset Facility I Stated Maturity, proceeds received by Tech Income Funding I from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, applied to reinvest in additional eligible assets (for a period of up to three years after the SPV Asset Facility I Closing Date, subject to certain conditions) and the excess interest may be returned to the Company, subject to certain conditions. On the SPV Asset Facility I Stated Maturity, Tech Income Funding I must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company. The SPV Asset Facility I may be permanently reduced, in whole or in part, at the option of Tech Income Funding I subject to payment of a premium for a period of time.

Amounts drawn bear interest at a reference rate (initially term SOFR) plus a spread of 2.75% and the spread is payable on the amount by which the undrawn amount exceeds a minimum threshold, initially zero and ramping to 70% of the commitment amount. The undrawn amount of the commitment not subject to such spread payment is subject to an undrawn fee of 0.50% per annum. Certain additional fees are payable on each payment date to Goldman Sachs as Administrative Agent. In addition, under the Margining Agreement and Credit Agreement, Tech Income Funding I is required to post cash margin (or in certain cases, additional eligible assets) to the Administrative Agent if a borrowing base deficiency occurs or if the weighted average price gap (as defined in the Margining Agreement), which is a measure of the excess of the aggregate market value assigned by the Administrative Agent to Tech Income Funding I’s assets over the total amount drawn under the SPV Asset Facility I, falls below a threshold level.

The SPV Asset Facility I contains customary covenants, including certain maintenance covenants, and events of default. The SPV Asset Facility I will be secured by a perfected first priority security interest in the assets of Tech Income Funding I and on any payments received by Tech Income Funding I in respect of those assets. Assets pledged to the SPV Asset Facility I Lenders will not be available to pay the debts of the Company.

Borrowings of Tech Income Funding I LLC are considered the Company’s borrowing for purposes of complying with the asset coverage requirements under the 1940 Act.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 7. Commitments and Contingencies

Portfolio Company Commitments

From time to time, the Company may enter into commitments to fund investments. As of September 30, 2022, the Company had the following outstanding commitments to fund investments in current portfolio companies:

Portfolio Company	Investment	September 30, 2022
($ in thousands)
AmeriLife Holdings LLC	First lien senior secured delayed draw term loan	$4,545
AmeriLife Holdings LLC	First lien senior secured revolving loan	2,273
Anaplan, Inc.	First lien senior secured revolving loan	6,481
Appfire Technologies, LLC	First lien senior secured delayed draw term loan	18,367
Appfire Technologies, LLC	First lien senior secured revolving loan	1,501
Armstrong Bidco Limited	First lien senior secured delayed draw term loan	10,376
Athenahealth Group Inc.	First lien senior secured delayed draw term loan	1,159
Certify, Inc.	First lien senior secured delayed draw term loan	3,422
CFS Brands, LLC	First lien senior secured delayed draw term loan	2,269
Community Brands ParentCo, LLC	First lien senior secured delayed draw term loan	750
Community Brands ParentCo, LLC	First lien senior secured revolving loan	375
Fullsteam Operations, LLC	First lien senior secured delayed draw term loan	34,308
GI Ranger Intermediate, LLC (dba Rectangle Health)	First lien senior secured delayed draw term loan	10,000
Grayshift, LLC	First lien senior secured revolving loan	5,806
Iconic IMO Merger Sub, Inc.	First lien senior secured delayed draw term loan	4,963
Iconic IMO Merger Sub, Inc.	First lien senior secured revolving loan	2,184
Inovalon Holdings, Inc.	First lien senior secured delayed draw term loan	1,350
Interoperability Bidco, Inc. (dba Lyniate)	First lien senior secured revolving loan	1,304
Kaseya Inc.	First lien senior secured delayed draw term loan	4,050
Kaseya Inc.	First lien senior secured revolving loan	4,050
Lazer Spot Holdings, Inc. (f/k/a Lazer Spot GB Holdings, Inc.)	First lien senior secured delayed draw term loan	2,952
ManTech International Corporation	First lien senior secured delayed draw term loan	10,400
ManTech International Corporation	First lien senior secured revolving loan	4,716
Ministry Brands Holdings, LLC	First lien senior secured delayed draw term loan	5,650
Ministry Brands Holdings, LLC	First lien senior secured revolving loan	1,695
Pacific BidCo Inc.	First lien senior secured delayed draw term loan	954
Plasma Buyer LLC (dba PathGroup)	First lien senior secured delayed draw term loan	4,412
Plasma Buyer LLC (dba PathGroup)	First lien senior secured revolving loan	1,891
Rubrik, Inc.	First lien senior secured delayed draw term loan	2,641
SailPoint Technologies Holdings, Inc.	First lien senior secured revolving loan	10,896
Securonix, Inc.	First lien senior secured revolving loan	3,559
SimpliSafe Holding Corporation	First lien senior secured delayed draw term loan	7,716
Smarsh Inc.	First lien senior secured delayed draw term loan	6,667
Smarsh Inc.	First lien senior secured revolving loan	1,667
Talon MidCo 2 Limited (dba Tufin)	First lien senior secured delayed draw term loan	311
Talon MidCo 2 Limited (dba Tufin)	First lien senior secured revolving loan	1,369
TC Holdings, LLC (dba TrialCard)	First lien senior secured revolving loan	1,071
The NPD Group, L.P.	First lien senior secured revolving loan	9,060

Total Unfunded Portfolio Company Commitments		$197,160

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

As of September 30, 2022, the Company believed it had adequate financial resources to satisfy the unfunded portfolio company commitments.

Organizational and Offering Costs

The Adviser and its affiliates have incurred organization and offering costs on behalf of the Company in the amount of $3.7 million for the period from June 22, 2021 (Inception) to September 30, 2022, and $1.8 million for the period from June 22, 2021 (Inception) to December 31, 2021, of which, no organization and offering costs have been charged to the Company as of September 30, 2022 and December 31, 2021. Under the Investment Advisory Agreement, there will be no liability on the Company`s part for the offering or organization costs funded by the Adviser or its affiliates until the Company has satisfied the minimum offering requirement. At such time, the Adviser will be entitled to receive up to 1.5% of gross offering proceeds raised in the Company`s continuous public offering until all organization and offering costs funded by the Adviser or its affiliates have been recovered.

Expense Deferral Agreement

The Adviser has agreed to incur and pay certain expenses pursuant to the Expense Deferral Agreement prior to the Company receiving and accepting, in cash, $1.75 billion in aggregate subscriptions from the sale of its shares of common stock in the offering (the “First Subscription Condition”). The Company will be obligated to reimburse one-third of the aggregate amount of expenses paid by the Adviser upon meeting the First Subscription Condition. See Note 3 “Agreements and Related Party Transactions.”

The total expenses incurred by the Adviser on behalf of the Company for the period from June 22, 2021 (Inception) to September 30, 2022, were $6.5 million, including organizational and offering costs, and for the period from June 22, 2021 (Inception) to December 31, 2021, $2.1 million.

Warehousing Transaction with Cliffwater

On November 23, 2021, the Company entered into a warehouse agreement with Cliffwater Corporate Lending Fund (“Cliffwater”) to warehouse $200.0 million of investments. The Company and Cliffwater agreed to increase the size of the warehouse to $500.0 million to fund additional investments as needed. The warehouse agreement created a forward obligation for Cliffwater to sell and a forward obligation for the Company to purchase certain investments owned and held by Cliffwater at the Company’s request. The Company had no obligation to purchase the investments under the warehouse agreement before aggregate subscriptions for the Company’s shares reached $450.0 million.

In May 2022, the Company purchased $376.1 million of funded principal with an aggregate cost of $371.0 million from Cliffwater, under a warehouse agreement, inclusive of $55.2 million of unfunded commitments. The warehouse agreement terminated upon the Company purchasing the last investment from Cliffwater in May 2022.

Warehouse Facility with Macquarie

On March 21, 2022, the Board approved that the Company may enter into multiple purchase agreements with Macquarie US Trading LLC (“Macquarie”) and certain of its affiliates (each, a “Financing Provider” and collectively, the “Financing Providers”). Under the purchase agreements, the Company had forward obligations to settle the purchase of certain investments (the “Warehouse Investments”) from the Financing Providers, each of whom was obligated to settle the sale of such investments subject to the following conditions: (a) that the Company has received a minimum of $450.0 million of subscriptions; and (b) that the Board has approved the purchase of the specific Warehouse Investments (collectively, the “Warehouse Conditions”).

Prior to such time as the Company satisfied the Warehouse Conditions, its obligations under the purchase agreements were guaranteed by an affiliate of the Adviser. On May 10, 2022, conditions under the purchase agreement with Macquarie were met and the Company was obligated to settle $129.2 million of funded principal at the end of the respective minimum day count for each warehouse investment. As of June 8, 2022, the Company settled the 4 warehouse investments that the Financing Providers purchased having an aggregate funded principal of $129.2 million and aggregate cost of $127.0 million. As of September 30, 2022, there were no purchase agreements outstanding with the Financing Providers.

Other Commitments and Contingencies

From time to time, the Company may become a party to certain legal proceedings incidental to the normal course of its business. As of September 30, 2022, management was not aware of any pending or threatened litigation.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 8. Net Assets

Authorized Capital and Share Class Description

In connection with its formation, the Company has the authority to issue the following shares:

Classification	Number of Shares	Par Value
Class S Shares	1,000,000,000	$0.01
Class D Shares	1,000,000,000	$0.01
Class I Shares	1,000,000,000	$0.01

Total	3,000,000,000

The Company`s Class S shares are not subject to upfront selling commissions; however, if Class S shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charge to 3.5% of the net offering price per share for each Class S share. Pursuant to a distribution plan adopted by the Company in compliance with Rules 12b-1 and 17d-3 under the 1940 Act, as if those rules applied to the Company, the Company`s Class S shares are subject to annual ongoing services fees of 0.85% of the current net asset value of such shares, as determined in accordance with FINRA rules.

The Company`s Class D shares are not subject to upfront selling commissions; however, if Class D shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charge to 1.5% of the net offering price per share of each Class D share. Pursuant to a distribution plan adopted by the Company in compliance with Rules 12b-1 and 17d-3 under the 1940 Act, as if those rules applied to the Company, the Company`s Class D shares are subject to annual ongoing services fees of 0.25% of the current net asset value of such shares, as determined in accordance with FINRA rules.

The Company`s Class I shares are not subject to upfront selling commissions or annual ongoing service fees.

Common Stock Activity

On September 30, 2021, the Company issued 100 Class I common shares for $1,000 to ORTA. On December 30, 2021, the Company issued 15,000 Class I common shares for $150,000 to Feeder FIC ORTIC.

The following table summarizes transactions with respect to shares of the Company’s common stock during the three and nine months ended September 30, 2022:

	For the Three Months Ended September 30, 2022
	Class S		Class D		Class I		Total
($ in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offering	5,154,115	$51,703	—	$—	975,702	$9,625	6,129,817	$61,328
Shares/gross proceeds from the private placements	—	—	—	—	16,335,421	162,488	16,335,421	162,488
Reinvestment of distributions	10,306	103	—	—	512,386	5,103	522,692	5,206
Repurchased shares	—	—	—	—	(675,034)	(6,703)	(675,034)	(6,703)

Total shares/gross proceeds	5,164,421	$51,806	—	$—	17,148,475	$170,513	22,312,896	$222,319
Sales load	—	(326)	—	—	—	—	—	(326)

Total shares/net proceeds	5,164,421	$51,480	—	$—	17,148,475	$170,513	22,312,896	$221,993

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

	For the Nine Months Ended September 30, 2022
	Class S		Class D		Class I		Total
($ in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offering	5,229,416	$52,457	—	$—	5,960,702	$59,475	11,190,118	$111,932
Shares/gross proceeds from the private placements	—	—	—	—	70,346,774	702,379	70,346,774	702,379
Reinvestment of distributions	10,306	103	—	—	611,508	6,090	621,814	6,193
Repurchased shares	—	—	—	—	(675,034)	(6,703)	(675,034)	(6,703)

Total shares/gross proceeds	5,239,722	$52,560	—	$—	76,243,950	$761,241	81,483,672	$813,801
Sales load	—	(330)	—	—	—	—	—	(330)

Total shares/net proceeds	5,239,722	$52,230	—	$—	76,243,950	$761,241	81,483,672	$813,471

In accordance with the Company’s share pricing policy, the Company will modify its public offering prices to the extent necessary to comply with the requirements of the 1940 Act, including the requirement that it not sell shares at a net offering price below the net asset value per share unless the Company obtains the requisite approval from its shareholders.

The changes to the Company’s offering price per share since the commencement of the Company’s initial continuous public offering and associated effective dates of such changes were as follows:

Class S
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)(1)	Maximum Offering Price (per share)
June 1, 2022	$9.96	$—	$9.96
July 1, 2022	$9.81	$—	$9.81
August 1, 2022	$10.00	$—	$10.00
September 1, 2022	$10.03	$—	$10.03

(1)	Maximum potential upfront sales load per share on Class S shares that can be charged by financial intermediaries is 3.5% of the net offering price.

Class D
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)(1)	Maximum Offering Price (per share)
June 1, 2022	$9.96	$—	$9.96
July 1, 2022	$9.81	$—	$9.81
August 1, 2022	$10.00	$—	$10.00
September 1, 2022	$10.04	$—	$10.04

(1)	Maximum potential upfront sales load per share on Class D shares that can be charged by financial intermediaries is 1.5% of the net offering price.

Class I
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
Initial offering price	$10.00	$—	$10.00
June 1, 2022	$9.96	$—	$9.96
July 1, 2022	$9.81	$—	$9.81
August 1, 2022	$10.00	$—	$10.00
September 1, 2022	$10.04	$—	$10.04

Distributions

The Board intends to authorize and declare monthly distribution amounts per share of common stock, payable monthly in arrears.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

The following table presents cash distributions per share that were declared during the nine months ended September 30, 2022:

Declaration Date	Record Date	Payment Date	Distribution Per Share(1)	Distribution Amount
($ in thousands, except per share amounts)				Class S	Class D	Class I
May 3, 2022	May 31, 2022	June 23, 2022	$0.04583	$—	$—	$2,449
June 24, 2022	June 30, 2022	July 26, 2022	0.05810	4	—	3,435
July 25, 2022	July 31, 2022	August 24, 2022	0.06131	70	—	4,044
August 23, 2022	August 31, 2022	September 26, 2022	0.06458	169	—	4,511
September 26, 2022	September 30, 2022	October 26, 2022	0.07112	336	—	5,424

		Total	$0.30094	$579	$—	$19,863

(1)	Distributions per share are gross of shareholder servicing fees.

The Company has adopted a distribution reinvestment plan pursuant to which shareholders (except for residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Vermont and Washington investors and clients of participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of the Company’s same class of common stock to which the distribution relates unless they elect to receive their distributions in cash.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions.

The following table reflects the source of cash distributions on a U.S. GAAP basis that the Company has declared on its shares of common stock during the nine months ended September 30, 2022:

	For the Nine Months Ended September 30, 2022
Source of Distribution(2)	Per Share(1)	Amount	Percentage
($ in thousands, except per share amounts)
Net investment income	$0.45730	$30,598	149.7%
Net realized gain (loss) on investments	0.00021	17	0.1%
Distributions in excess of (undistributed) net investment income	(0.15657)	(10,173)	(49.8)%

Total	$0.30094	$20,442	100.0%

(1)	Distributions per share are gross of shareholder servicing fees.
(2)	Data in this table is presented on a consolidated basis. Refer to Note 11 “Financial Highlights” for amounts by share class.

Share Repurchases

The Board has complete discretion to determine whether we will engage in any share repurchase, and if so, the terms of such repurchase. At the discretion of our Board, the Company may use cash on hand, cash available from borrowings, and cash from the sale of our investments as of the end of the applicable period to repurchase shares. The Company has commenced a share repurchase program pursuant to which the Company intends to conduct quarterly repurchase offers to allow its shareholders to tender their shares at a price equal to the net offering price per share for the applicable class of shares on each date of repurchase. All shares purchased by the Company pursuant to the terms of each offer to repurchase will be retired and thereafter will be authorized and unissued shares.

The Company intends to limit the number of shares to be repurchased in each quarter to no more than 5.00% of its outstanding shares of common stock. Any periodic repurchase offers are subject in part to the Company’s available cash and compliance with the BDC and RIC qualification and diversification rules promulgated under the 1940 Act and the Code, respectively. While the Company intends to continue to conduct quarterly tender offers as described above, the Company is not required to do so and may suspend or terminate the share repurchase program at any time.

The following table reflects the share repurchase activity of the Company as of September 30, 2022:

Offer Date	Class	Tender Offer Expiration	Tender Offer	Purchase Price per Share	Shares Repurchased
August 25, 2022	I	September 30, 2022	$6,703	$9.93	675,034

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 9. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per common share for the three and nine months ended September 30, 2022:

	For the Three Months Ended September 30, 2022(1)			For the Nine Months Ended September 30, 2022(1)
($ in thousands, except per share amounts)	Class S	Class D	Class I	Class S	Class D	Class I
Increase (decrease) in net assets resulting from operations	$372	$—	$20,630	$365	$—	$15,504
Weighted average shares of common stock outstanding—basic and diluted	3,136,140	—	70,708,521	1,913,052	—	64,997,423
Earnings (loss) per common share—basic and diluted(2)	$0.12	$—	$0.29	$0.19	$—	$0.24

(1)	The Company commenced operations on May 2, 2022.
(2)	The computation of earnings per share based on amounts presented differs slightly from actuals due to rounding.

Note 10. Income Taxes

Taxable income generally differs from increase in net assets resulting from operations due to temporary and permanent differences in the recognition of income and expenses, and generally excludes net unrealized gains or losses, as unrealized gains or losses are generally not included in taxable income until they are realized.

The Company has elected to be treated for federal income tax purposes, and intends to qualify annual thereafter, as a RIC under Subchapter M of the Code. As a RIC, the Company generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that the Company distributes to its shareholders from its tax earnings and profits. To obtain and maintain its RIC tax treatment, it must, among other things, meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of its ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any.

For the three and nine months ended September 30, 2022, the Company recorded $0.2 million for U.S. federal excise tax.

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 11. Financial Highlights

The following are the financial highlights for a common share outstanding during the nine months ended September 30, 2022:

	For the Nine Months Ended September 30, 2022
($ in thousands, except share and per share amounts)(1)(10)	Class S common stock(8)	Class I common stock
Per share data:
Net asset value, at beginning of period	$10.00	$10.00
Results of operations:
Net investment income(2)	0.46	0.46
Net realized and unrealized gain (loss)(3)	(0.27)	(0.23)

Net increase (decrease) in net assets resulting from operations	$0.19	$0.23

Shareholder distributions:
Distributions from net investment income(4)	(0.26)	(0.30)
Distributions from net realized gains(9)	—	—

Net increase (decrease) in net assets from shareholders’ distributions	$(0.26)	$(0.30)

Total increase (decrease) in net assets	(0.07)	(0.07)

Net asset value, at end of period	$9.93	$9.93

Total Return(5)	2.0%	2.3%

Ratios
Ratio of net expenses to average net assets(6)(7)	1.6%	2.5%
Ratio of net investment income to average net assets(7)	2.3%	5.3%
Portfolio turnover rate	N.M	N.M

Supplemental Data
Weighted-average shares outstanding	1,913,052	64,997,423
Shares outstanding, end of period	5,239,722	76,259,050
Net assets, end of period	$52,016	$757,033

(1)	The Company commenced operations on May 2, 2022.
(2)	The per share data was derived using the weighted average shares outstanding during the period.
(3)

The amount shown at this caption is the balancing amount derived from the other figures in the schedule. The amount shown at this caption for a share outstanding throughout the period may not agree with the change in the aggregate gains and losses in portfolio securities for the period because of the timing of sales of the Company’s shares in relation to fluctuating market values for the portfolio.

(4)	The per share data was derived using actual shares outstanding at the date of the relevant transaction.
(5)

Total return is not annualized. An investment in the Company is subject to maximum upfront sales load of 3.5% and 1.5% for Class S and Class D common stock, respectively, of the offering price, which will reduce the amount of capital available for investment. Class I common stock is not subject to upfront sales load. Total return displayed is net of all fees, including all operating expenses such as management fees, incentive fees, general and administrative expenses, organization and amortized offering expenses, and interest expenses. Total return is calculated as the change in net asset value (“NAV”) per share (assuming dividends and distributions, if any, are reinvested in accordance with the Company’s dividend reinvestment plan), if any, divided by the beginning NAV per share (which for the purposes of this calculation is equal to the net offering price in effect at that time).

(6)

Operating expenses may vary in the future based on the amount of capital raised, the Adviser’s election to continue expense support, and other unpredictable variables. From May 2, 2022 (commencement of operations) through September 30, 2022, the total operating expenses to average net assets were 2.4% and 3.3% for Class S and Class I common stock, respectively, prior to management fee waivers, expense support provided by the Adviser, and expense recoupment paid to the Adviser, if any.

(7)

The ratio reflects an annualized amount from May 2, 2022 (commencement of operations) through September 30, 2022, except in the case of non-recurring expenses (e.g., initial organization expenses) and offering expenses.

(8)	Class S common stock shares were first issued on June 1, 2022.
(9)	The distributions from net realized gain (loss) on investments per share for the nine months ended September 30, 2022, rounds to less than $0.01 per share.
(10)	There are no Class D shares outstanding as of September 30, 2022

Owl Rock Technology Income Corp.

Notes to Consolidated Financial Statements (Unaudited) - Continued

Note 12. Subsequent Events

The Company’s management evaluated subsequent events through the date of these financial statements. There have been no subsequent events to disclose except for the following:

On October 21, 2022, our Board declared a distribution of $0.07112 per share, payable on or before November 30, 2022 to shareholders of record as of October 31, 2022.

As of November 9, 2022, the Company has issued approximately 7.2 million shares of its Class S common stock, approximately 82.5 million shares of its Class I common stock and 0.03 million shares of its Class D common stock and has raised total gross proceeds of approximately $71.9 million, $823.6 million, and $0.3 million respectively, including seed capital of $1,000 contributed by its Adviser in September 2021 and approximately $50.0 million in gross proceeds raised from Feeder FIC ORTIC and Blue Owl Holdings, entities affiliated with the Adviser. In addition, the Company has received $81.4 million in subscription payments which the Company accepted on October 3, 2022 and which is pending the Company’s determination of the net asset value per share applicable to such purchase.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The information contained in this section should be read in conjunction with “ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS”. This discussion contains forward-looking statements, which relate to future events or the future performance or financial condition of Owl Rock Technology Income Corp. and involves numerous risks and uncertainties, including, but not limited to, those described in our Form 10-K for the fiscal year December 31, 2021, filed on March 25, 2022, and in “ITEM 1A. RISK FACTORS”. This discussion also should be read in conjunction with the “Cautionary Statement Regarding Forward Looking Statements” set forth on page 1 of this Quarterly Report on Form 10-Q. Actual results could differ materially from those implied or expressed in any forward-looking statements.

Overview

Owl Rock Technology Income Corp. (the “Company”, “we”, “us”, or “our”) is an externally managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the 1940 Act. Formed as a Maryland corporation on June 22, 2021, we were advised by Owl Rock Technology Advisers LLC from October 1, 2021 to November 30, 2021. As of November 30, 2021, we are advised by Owl Rock Technology Advisers II LLC (the “Adviser” or “ORTA II”) which is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. The Adviser is registered as an investment adviser with the Securities and Exchange Commission (“SEC”). We intend to elect to be treated as a RIC under Subchapter M of the Code, and we intend to operate in a manner so as to qualify for the tax treatment applicable to RICs. On December 9, 2021, we formed a wholly-owned subsidiary, OR Tech Lending IC LLC, a Delaware limited liability company. On March 21, 2022, we formed a wholly-owned subsidiary, Tech Income Funding I LLC, a Delaware limited liability company. From time to time the Company may form wholly-owned subsidiaries to facilitate the normal course of business.

We are managed by our Adviser. Our Adviser is an indirect subsidiary of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of Owl Rock, a division of Blue Owl focused on direct lending. Our Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Subject to the overall supervision of our Board, our Adviser manages the day-to-day operations of, and provides investment advisory and management services, to us. The Adviser or its affiliates may engage in certain organizational activities and receive attendant arrangement, structuring or similar fees. Our Adviser is responsible for managing our business and activities, including sourcing investment opportunities, conducting research, performing diligence on potential investments, structuring our investments, and monitoring our portfolio companies on an ongoing basis through a team of management professionals.

We rely on an exemptive order issued to an affiliate of the Adviser that permits us to offer multiple classes of shares of common stock and to impose asset-based servicing and distribution fees and early withdrawal fees. We are offering on a best efforts, continuous basis up to $5,000,000,000 in any combination of amount of shares of Class S, Class D, and Class I common stock. The share classes have different upfront selling commissions and ongoing servicing fees. Each class of common stock will be offered through Blue Owl Securities LLC (d/b/a Blue Owl Securities) (the “Dealer Manager”). No upfront selling commission, dealer manager fees, or other similar placement fees will be paid to the Company or Dealer Manager with respect to the Class S and Class D shares, however, if such Class S shares or Class D shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charges to 3.50% of the net offering price per share for each Class S share and 1.50% of the net offering price per share for each Class D share. Class I shares are not subject to upfront selling commissions. Class S, Class D and Class I shares will be offered at initial purchase prices per share of $10.00. Thereafter, the purchase price per share for each class of common stock will vary and will not be sold at a price below the Company’s net asset value per share of such class, as determined in accordance with the Company’s share pricing policy, plus applicable upfront selling commissions.

On September 30, 2021, an affiliate of the Adviser (“the Initial Shareholder”) purchased 100 shares of our Class I common stock at $10.00 per share, which represents the initial public offering price of such shares. The Initial Shareholder will not tender these shares for repurchase as long as the Adviser remains our investment adviser. There is no current intention for the Adviser to discontinue its role. On October 6, 2021, we received a subscription agreement, totaling $50.0 million for the purchase of Class I common shares of our common stock from Owl Rock Feeder FIC ORTIC LLC (“Feeder FIC ORTIC”) and Blue Owl Capital Holdings LP, (“Blue Owl Holdings”), entities affiliated with the Adviser. The Company had called all of the $50.0 million under the subscription agreement as of September 30, 2022.

Our Adviser also serves as investment adviser to Owl Rock Technology Finance Corporation II.

Blue Owl consists of three divisions: (1) Owl Rock, which focuses on direct lending, (2) Dyal, which focuses on providing capital to institutional alternative asset managers and (3) Oak Street, which focuses on real estate strategies. As of September 30, 2022 , the Adviser and its affiliates had $65.7 billion of assets under management across the Owl Rock division of Blue Owl. Owl Rock is comprised of the Adviser, Owl Rock Capital Advisors LLC (“ORCA”), Owl Rock Diversified Advisors LLC (“ORDA”), Owl Rock Technology Advisors LLC (“ORTA”) and Owl Rock Capital Private Fund Advisors LLC (“ORPFA” and together with the Adviser, ORCA, ORDA, ORTA and ORTA II the (“Owl Rock Advisers”)), which are also investment advisers.

The management of our investment portfolio is the responsibility of the Adviser and the Investment Committee. We consider these individuals to be our portfolio managers. The Investment Team, is led by Douglas I. Ostrover, Marc S. Lipschultz and Craig W. Packer and is

supported by certain members of the Adviser’s senior executive team and the Investment Committee. The Investment Committee is comprised of Douglas I. Ostrover, Marc S. Lipschultz, Craig W. Packer, Alexis Maged, Erik Bissonnette, Pravin Vazirani and Jon ten Oever. The Investment Team, under the Investment Committee’s supervision, sources investment opportunities, conducts research, performs due diligence on potential investments, structures our investments and will monitor our portfolio companies on an ongoing basis. The Investment Committee meets regularly to consider our investments, direct our strategic initiatives and supervise the actions taken by the Adviser on our behalf. In addition, the Investment Committee reviews and determines whether to make prospective investments (including approving parameters or guidelines pursuant to which investments in broadly syndicated loans may be bought and sold), structures financings and monitors the performance of the investment portfolio. Each investment opportunity requires the approval of a majority of the Investment Committee. Follow-on investments in existing portfolio companies may require the Investment Committee’s approval beyond that obtained when the initial investment in the portfolio company was made. In addition, temporary investments, such as those in cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less, may require approval by the Investment Committee. The compensation packages of certain Investment Committee members from the Adviser include various combinations of discretionary bonuses and variable incentive compensation based primarily on performance for services provided and may include shares of Blue Owl.

In addition, we and the Adviser have entered into a dealer manager agreement with Blue Owl Securities and certain participating broker-dealers to solicit capital (the “Dealer Manager Agreement”).

We may be prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, the prior approval of the SEC. We rely on an order for exemptive relief (the “Order”), that has been granted by the SEC to ORCA and certain of its affiliates, to permit us to co-invest with other funds managed by the Adviser or certain of its affiliates, including the other Owl Rock BDCs, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such Order, we generally are permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching by us or our shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our shareholders and is consistent with our investment objective and strategies, (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing, and (4) the proposed investment by us would not benefit our Adviser or its affiliates or any affiliated person of any of them (other than the parties to the transaction), except to the extent permitted by the exemptive relief and applicable law, including the limitations set forth in Section 57(k) of the 1940 Act. In addition, we have received an amendment to our Order to permit us to co-invest in our existing portfolio companies with certain affiliates that are private funds if such private funds did not have an investment in such existing portfolio company. The Owl Rock Advisers’ investment allocations policy seeks to ensure equitable allocation of investment opportunities over time between us and/or other funds managed by our Adviser or its affiliates. As a result of the Order, there could be significant overlap in our investment portfolio and investment portfolios of the other funds managed by the Adviser or its affiliates that could avail themselves of the exemptive relief and have an investment objective similar to ours.

We have elected to be regulated as a BDC under the 1940 Act and as a regulated investment company (“RIC”) for tax purposes under the Code. As a result, we are required to comply with various statutory and regulatory requirements, such as:

•	the requirement to invest at least 70% of our assets in “qualifying assets”, as such term is defined in the 1940 Act;

•	source of income limitations;

•	asset diversification requirements; and

•	the requirement to distribute (or be treated as distributing) in each taxable year at least 90% of our investment company taxable income and tax-exempt interest for that taxable year.

Economic Developments and COVID-19

We have observed and continue to observe supply chain interruptions, significant labor and resource shortages, commodity inflation, rapidly rising interest rates, economic sanctions as a result of the ongoing war between Russia and Ukraine and elements of geopolitical, economic and financial market instability in the United States, the United Kingdom, the European Union and China. One or more of these factors may contribute to increased market volatility, may have long term effects in the United States and worldwide financial markets, and may cause economic uncertainties or deterioration in the United States and worldwide. Additionally, in the event that the U.S. economy enters into a protracted recession, it is possible that the results of some of the middle-market companies similar to those in which we invest could experience deterioration. While we are not seeing signs of an overall, broad deterioration in our results or those of our portfolio companies at this time, there can be no assurance that the performance of certain of our portfolio companies will not be negatively impacted by economic conditions, which could have a negative impact on our future results.

Over two years after COVID-19 was recognized as a pandemic by the World Health Organization, its continued persistence in the United States and worldwide and the magnitude of the economic impact of the outbreak continue to create an uncertain environment in which we and our portfolio companies operate. The preventative measures taken to contain or mitigate the spread of COVID-19 have caused, and may in the future cause, business shutdowns, cancellations of events and travel and other disruptions. We have built our portfolio management team to include workout experts and on a quarterly basis continue to closely monitor our portfolio companies and understand and mitigate issues. We are unable to predict the duration of any business and supply-chain disruptions or labor and resource shortages, the extent to which COVID-19 or economic conditions will negatively affect our portfolio companies’ operating results or the impact that such disruptions may have on our results of operations and financial condition.

Our Investment Framework

We are a Maryland corporation organized primarily to originate and make loans to, and make debt and equity investments in, technology-related companies based primarily in the United States. Our investment objective is to maximize total return by generating current income from our debt investments and other income producing securities, and capital appreciation from our equity-related investments. Since our Adviser and its affiliates began investment activities in April 2016 through September 30, 2022, our Adviser and its affiliates have originated $69.4 billion of aggregate principal amount of investments, of which $65.9 billion of aggregate principal amount of investments prior to any subsequent exits or repayments, was retained by either us or a corporation or fund advised by our Adviser or its affiliates.

We invest in a broad range of established and high growth technology related companies that capitalize on the large and growing demand for technology products and services. These companies use technology extensively to improve their business processes, applications and opportunities or seek to grow through technological developments and innovations. These companies operate in technology-related industries or sectors which include, but are not limited to, application software, systems software, healthcare information technology, technology services and infrastructure, financial technology and internet and digital media. Within each industry or sector, we intend to invest in companies that are developing or offering goods and services to businesses and consumers which utilize scientific knowledge, including techniques, skills, methods, devices and processes, to solve problems. We refer to all of these companies as “technology-related” companies and intend, under normal circumstances, to invest at least 80% of the value of our total assets in such businesses.

We leverage Blue Owl’s relationships and existing origination capabilities to focus our investments in companies with an enterprise value of at least $50 million and that are backed by venture capital firms or private equity firms that are active investors in and have an expertise in technology companies and technology-related industries. We expect that our target investments typically will range in size between $20 million and $500 million. Our expected portfolio composition will be majority debt or income producing securities, with a lesser allocation to equity related opportunities. We anticipate that generally any equity related securities we hold will be minority positions. We expect that our investment size will vary with the size of our capital base and we anticipate that our average investment size will be 1-2% of our entire portfolio with no investment size greater than 5%.

We expect that generally our portfolio composition will be majority debt or income producing securities, which may include “covenant-lite” loans (as defined below), with a lesser allocation to equity related opportunities. In addition, we may invest a portion of our portfolio in opportunistic investments and broadly syndicated loans, which will not be our primary focus, but will be intended to enhance returns to our shareholders and from time to time, we may evaluate and enter into strategic portfolio transactions which may result in additional portfolio companies which we are considered to control. These investments may include high-yield bonds and broadly-syndicated loans, including publicly traded debt instruments, which are typically originated and structured by banks on behalf of large corporate borrowers with employee counts, revenues, EBITDAs and enterprise values larger than the middle-market characteristics described above. In addition, our portfolio composition may fluctuate from time to time based on market conditions and interest rates. We classify our debt investments as “traditional financing” or “growth capital” based on a number of factors.

Covenants are contractual restrictions that lenders place on companies to limit the corporate actions a company may pursue. Generally, the loans in which we expect to invest will have financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance. However, to a lesser extent, we may invest in “covenant-lite” loans. We use the term “covenant-lite” to refer generally to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

We classify our debt investments as “traditional financing” or “growth capital” based on a number of factors. Traditional financings are typically senior secured loans primarily in the form of first lien loans (including “unitranche” loans, which are loans that combine both senior and subordinated debt, generally in a first lien position) and second lien loans. In connection with our senior secured loans, we generally receive a security interest in certain of the assets of the borrower and consequently such assets serve as collateral in support of the repayment of such senior secured loans.

Growth capital investments are typically unsecured obligations of the borrower, and might be structured as unsecured indebtedness, convertible bonds, convertible equity, preferred equity, and common equity. We seek to limit the downside potential of our investments by negotiating covenants in connection with our investments consistent with preservation of our capital. Such restrictions may include affirmative covenants (including reporting requirements), negative covenants (including financial covenants), lien protection, change of control provisions and board rights, including either observation rights or rights to a seat on the board under some circumstances. Our equity investments are typically not control-oriented investments and we may structure such equity investments to include provisions protecting our rights as a minority-interest holder.

We target portfolio companies where we can structure larger transactions. As of September 30, 2022, our average investment size in each of our portfolio companies was approximately $32.1 million based on fair value. As of September 30, 2022, investments we classify as traditional financing, excluding certain investments that fall outside of our typical borrower profile, represented 83.3%% of our total portfolio based on fair value and these portfolio companies had a weighted average annual revenue of $934.9 million, a weighted average annual EBITDA of $252.7 million and a weighted average enterprise value of $5.5 billion. As of September 30, 2022, investments we classify as growth capital represented 11.0% of our total portfolio based on fair value and these portfolio companies had a weighted average annual revenue of $2.2 billion and weighted average enterprise value of $15.6 billion.

The companies in which we invest use our capital primarily to support their growth, acquisitions, market or product expansion, refinancings and/or recapitalizations. The debt in which we primarily invest typically is not rated by any rating agency, but if these instruments were rated, they would likely receive a rating of below investment grade (that is, below BBB- or Baa3), which is often referred to as “high yield” or “junk”.

A majority of our new investments are indexed to SOFR; however we have material contracts that are indexed to USD-LIBOR and are monitoring this activity, evaluating the related risks and our exposure, and adding alternative language to contracts, where necessary. Certain contracts have an orderly market transition already in process. However, it is not possible to predict the effect of any of these developments, and any future initiatives to regulate, reform or change the manner of administration of LIBOR could result in adverse consequences to the rate of interest payable and receivable on, market value of and market liquidity for LIBOR-based financial instruments.

Key Components of Our Results of Operations

Investments

We focus primarily on originating and making debt and equity investments in technology-related companies based primarily in the United States.

Our level of investment activity (both the number of investments and the size of each investment) can and will vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to middle market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make.

In addition, as part of our risk strategy on investments, we may reduce the levels of certain investments through partial sales or syndication to additional lenders.

Revenues

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we may generate income from dividends on either direct equity investments or equity interests obtained in connection with originating loans, such as options, warrants or conversion rights. Our debt investments typically have a term of three to ten years. As of September 30, 2022, 100.0% of our debt investments based on fair value bear interest at a floating rate, subject to interest rate floors, in certain cases. Interest on our debt investments is generally payable either monthly or quarterly.

Our investment portfolio may consist of floating rate loans. Macro trends in base interest rates like London Interbank Offered Rate (“LIBOR”), the Secured Overnight Financing Rate (“SOFR”), and any other alternative reference rates may affect our net investment income over the long term. However, because we generally intend to originate loans to a small number of portfolio companies each quarter, and those investments may vary in size, our results in any given period, including the interest rate on investments that were sold or repaid in a period compared to the interest rate of new investments made during that period, may often be idiosyncratic, and may reflect the characteristics of the particular portfolio companies that we invested in or exited during the period and not necessarily any trends in our business or macro trends.

Loan origination fees, original issue discount and market discount or premium are capitalized, and we accrete or amortize such amounts under U.S. generally accepted accounting principles (“U.S. GAAP”) as interest income using the effective yield method for term instruments and the straight-line method for revolving or delayed draw instruments. Repayments of our debt investments can reduce interest income from period to period. The frequency or volume of these repayments may fluctuate significantly. We record prepayment premiums on loans as interest income. We may also generate revenue in the form of commitment, loan origination, structuring, or due diligence fees, fees for providing managerial assistance to our portfolio companies and possibly consulting fees.

Dividend income on equity investments is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded companies.

Our portfolio activity may also reflect the proceeds from sales of investments. We recognize realized gains or losses on investments based on the difference between the net proceeds from the disposition and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized. We record current period changes in fair value of investments that are measured at fair value as a component of the net change in unrealized gains (losses) on investments in the Consolidated Statements of Operations.

Expenses

Our primary operating expenses include the payment of the management fee, performance based incentive fee, expenses reimbursable under the Administration Agreement and Investment Advisory Agreement, legal and professional fees and other operating expenses. The management fee and performance based incentive fee compensate our Adviser for work in identifying, evaluating, negotiating, closing, monitoring and realizing our investments.

Except as specifically provided below, all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory and management services to us, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, are provided and paid for by the Adviser. We bear our allocable portion of the compensation paid by the Adviser (or its affiliates) to our Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on a percentage of time such individuals devote, on an estimated basis, to our business affairs). We bear all other costs and expenses of our operations, administration and transactions, including, but not limited to (i) investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory Agreement; (ii) our allocable portion of overhead and other expenses incurred by the Adviser in performing its administrative obligations under the Administration Agreement; and (iii) all other expenses of our operations and transactions including, without limitation, those relating to:

•

expenses deemed to be “organization and offering expenses” for purposes of Conduct Rule 2310(a)(12) of Financial Industry Regulatory Authority (exclusive of commissions, the dealer manager fee, any discounts and other similar expenses paid by investors at the time of sale of our stock);

•	the cost of corporate and organizational expenses relating to offerings of shares of our common stock;

•	the cost of calculating our net asset value, including the cost of any third-party valuation services;

•	the cost of effecting any sales and repurchases of our common stock and other securities;

•	fees and expenses payable under any dealer manager agreements, if any;

•	debt service and other costs of borrowings or other financing arrangements;

•	costs of hedging;

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expenses, including travel expense, incurred by the Adviser, or members of the investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;

•	escrow agent, transfer agent and custodial fees and expenses;

•	fees and expenses associated with marketing efforts;

•	federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies;

•	federal, state and local taxes;

•	independent directors’ fees and expenses, including certain travel expenses;

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costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration fees, listing fees and licenses, and the compensation of professionals responsible for the preparation of the foregoing;

•	the costs of any reports, proxy statements or other notices to our shareholders (including printing and mailing costs);

•	the costs of any shareholder or director meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters;

•	commissions and other compensation payable to brokers or dealers;

•	research and market data;

•	fidelity bond, directors’ and officers’ errors and omissions liability insurance and other insurance premiums;

•	direct costs and expenses of administration, including printing, mailing, long distance telephone and staff;

•	fees and expenses associated with independent audits, outside legal and consulting costs;

•	costs of winding up;

•	costs incurred in connection with the formation or maintenance of entities or vehicles to hold our assets for tax or other purposes;

•	extraordinary expenses (such as litigation or indemnification); and

•	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws.

We expect, but cannot assure, that our general and administrative expenses will increase in dollar terms during periods of asset growth, but will decline as a percentage of total assets during such periods.

Expense Support and Conditional Reimbursement Agreement

We have entered into an Expense Support and Conditional Reimbursement Agreement (the “Expense Support Agreement”) with the Adviser, the purpose of which is to ensure that no portion of our distributions to shareholders will represent a return of capital for tax purposes. The Expense Support Agreement will become effective as of the date that the Company meets the minimum offering requirement.

On a quarterly basis, the Adviser shall reimburse us for “Operating Expenses” (as defined below) in an amount equal to the excess of our cumulative distributions paid to our shareholders in each quarter over “Available Operating Funds” (as defined below) received by us on account of our investment portfolio during such quarter. Any payments required to be made by the Adviser pursuant to the preceding sentence are referred to herein as an “Expense Payment”.

Pursuant to the Expense Support Agreement, “Operating Expenses” means all of our operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies. “Available Operating Funds” means the sum of (i) our estimated investment company taxable income (including realized net short-term capital gains reduced by realized net long-term capital losses), (ii) our realized net capital gains (including the excess of realized net long-term capital gains over realized net short-term capital losses) and (iii) dividends and other distributions paid to us on account of preferred and common equity investments in portfolio companies, if any (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

The Adviser’s obligation to make an Expense Payment shall automatically become a liability of the Adviser and the right to such Expense Payment will be an asset of ours on the last business day of the applicable quarter. The Expense Payment for any quarter will be paid by the Adviser to us in any combination of cash or other immediately available funds, and/or offset against amounts due from us to the Adviser no later than the earlier of (i) the date on which we close our books for such quarter, or (ii) forty-five days after the end of such quarter.

Following any quarter in which Available Operating Funds exceed the cumulative distributions paid by us in respect of such quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), we will pay such Excess Operating Funds, or a portion thereof, in accordance with the stipulations below, as applicable, to the Adviser, until such time as all Expense Payments made by the Adviser to us within three years prior to the last business day of such quarter have been reimbursed. Any payments required to be made by us are referred to as a “Reimbursement Payment”.

The amount of the Reimbursement Payment for any quarter shall equal the lesser of (i) the Excess Operating Funds in respect of such quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to us within three years prior to the last business day of such quarter that have not been previously reimbursed by us to the Adviser. The payment will be reduced to the extent that such Reimbursement Payments, together with all other Reimbursement Payments paid during the fiscal year, would cause Other Operating Expenses defined as our total Operating Expenses, excluding base management fees, incentive fees, organization and offering expenses, distribution and shareholder servicing fees, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses on an annualized basis and net of any Expense Payments received by us during the fiscal year to exceed the lesser of: (i) 1.75% of our average net assets attributable to the shares of our common stock for the fiscal year-to-date period after taking such Expense Payments into account; and (ii) the percentage of our average net assets attributable to shares of our common stock represented by Other Operating Expenses during the fiscal year in which such Expense Payment was made (provided, however, that this clause (ii) shall not apply to any Reimbursement Payment which relates to an Expense Payment made during the same fiscal year).

No Reimbursement Payment for any quarter will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by us at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) our “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by our net assets.

The specific amount of expenses reimbursed by the Adviser, if any, will be determined at the end of each quarter. We or the Adviser will be able to terminate the Expense Support Agreement at any time, with or without notice. The Expense Support Agreement will automatically terminate in the event of (a) the termination of the Investment Advisory Agreement, or (b) a determination by our Board to dissolve or liquidate the Company. Upon termination of the Expense Support Agreement, we will be required to fund any Expense Payments that have not been reimbursed by us to the Adviser.

Expense Deferral Agreement

On March 23, 2022, the Company and the Adviser entered into the expense deferral agreement (the “Expense Deferral Agreement”), under which the Adviser has agreed to incur and pay all of the Company’s expenses, other than amounts used to pay interest expense and shareholder servicing and/or distribution fees, until the Company receives and accepts, in cash, $1.75 billion in aggregate subscriptions from the sale of its shares in the offering (the “First Subscription Condition”).

If the Company meets the First Subscription Condition, the Company will be required to repay one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the First Subscription Condition. If the Company receives and accepts, in cash, $2.25 billion in aggregate subscriptions from the sale of its shares in the offering (the “Second Subscription Condition”), the Company will be required to repay an additional one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the Second Subscription Condition. If the Company receives and accepts, in cash, $2.75 billion in aggregate subscriptions from the sale of its shares in the offering (the “Third Subscription Condition”), the Company will be required to repay an additional one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the Third Subscription Condition. However, we will not be required to repay expenses to the Adviser under the Expense Deferral Agreement to the extent that such expenses (1) have previously been classified as Expense Payments or Reimbursement Payments under the Expense Support Agreement, or (2) are Organization and Offering Expenses in excess of 1.50% of gross offering proceeds from the sale of the Company’s securities.

The Expense Deferral Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Adviser, with or without notice, and will automatically terminate (i) in the event of the termination of the Investment Advisory Agreement, or (ii) if the Board makes a determination to dissolve or liquidate the Company. If the agreement is terminated, the Company will remain obligated to repay the Adviser for expenses the Company received if the Company satisfies the Subscription Condition.

Fee Waivers

On October 1, 2021, ORTA agreed to waive 100% of the base management fee for the quarter ended December 31, 2021. On November 30, 2021, the Adviser agreed to waive 100% of the base management fee for the quarter ended December 31, 2021. On March 23, 2022, the Adviser agreed to waive 100% of the base management fee through October 31, 2022. Any portion of the base management fee waived will not be subject to recoupment.

On June 22, 2022, the Adviser agreed to waive 100% of the performance based incentive fee and capital gains based incentive fee through October 31, 2022. Any portion of the incentive fees waived will not be subject to recoupment.

Reimbursement of Administrative Services

We will reimburse our Adviser for the administrative expenses necessary for its performance of services to us. However, such reimbursement will be made at an amount equal to the lower of our Adviser’s actual costs or the amount that we would be required to pay for comparable administrative services in the same geographic location. Also, such costs will be reasonably allocated to us on the basis of assets, revenues, time records or other reasonable methods. We will not reimburse our Adviser for any services for which it receives a separate fee, for example rent, depreciation, utilities, capital equipment or other administrative items allocated to a controlling person of our Adviser.

Leverage

The amount of leverage we use in any period depends on a variety of factors, including cash available for investing, the cost of financing and general economic and market conditions. On September 30, 2021, we received shareholder approval that allowed us to reduce our asset coverage ratio from 200% to 150% effective as of October 1, 2021. As a result, we generally will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to the common stock if its asset coverage, as defined in the 1940 Act, would at least be equal to 200% immediately after each such issuance. This reduced asset coverage ratio permits us to double the amount of leverage it can incur. For example, under a 150% asset coverage ratio we may borrow $2 for investment purposes of every $1 of investor equity whereas under a 200% asset coverage ratio we may only borrow $1 for investment purposes for every $1 of investor equity.

In any period, our interest expense will depend largely on the extent of our borrowing and we expect interest expense will increase as we increase our leverage over time subject to the limits of the 1940 Act. In addition, we may dedicate assets to financing facilities.

Market Trends

We believe the technology investment lending environment provides opportunities for us to meet our goal of making investments that generate an attractive total return based on a combination of the following factors:

Limited Availability of Capital for Technology Companies. We believe that technology companies have limited access to capital, driven by a reduction in activity from commercial and investment banks, and a lack of dedicated pools of capital focused on technology companies. Traditional lenders, such as commercial and investment banks, generally do not have flexible product offerings that meet the needs of technology-related companies. In recent years, many commercial and investment banks have focused their efforts and resources on lending to large corporate clients and managing capital markets transactions rather than lending to technology-related companies. In addition, these lenders may be constrained in their ability to underwrite and hold loans and high yield securities, as well as their ability to provide equity financing, as they seek to meet existing and future regulatory capital requirements. We also believe that there is a lack of scaled market participants that are willing to provide and hold meaningful amounts of a customized financing solution for technology companies. As a result, we believe our focus on technology-related companies and our ability to invest across the capital structure, coupled with a limited supply of capital providers, presents an attractive opportunity to invest in technology companies.

Capital Markets Have Been Unable to Fill the Void Left by Banks. While underwritten bond and syndicated loan markets have been robust in recent years, many technology companies are less able to access these markets for reasons including the following:

High Yield Market – Many technology companies generally are not issuing debt in an amount large enough to be an attractively sized bond. High yield bonds are generally purchased by institutional investors who, among other things, are highly focused on the liquidity characteristics of the bond being issued. For example, mutual funds and exchange traded funds (“ETFs”) are significant buyers of underwritten bonds. However, mutual funds and ETFs generally require the ability to liquidate their investments quickly in order to fund investor redemptions and/or comply with regulatory requirements. Accordingly, the existence of an active secondary market for bonds is an important consideration in these entities’ initial investment decision. Because there is typically little or no active secondary market for the debt of technology companies, mutual funds and ETFs generally do not provide debt capital to U.S. middle market companies. We believe this is likely to be a persistent problem and creates an advantage for those like us who have a more stable capital base and have the ability to invest in illiquid assets.

Syndicated Loan Market – Loan issue size and liquidity are key drivers of institutional appetite and, correspondingly, underwriters’ willingness to underwrite the loans. Loans arranged through a bank are done either on a “best efforts” basis or are underwritten with terms plus provisions that permit the underwriters to change certain terms, including pricing, structure, yield and tenor, otherwise known as “flex”, to successfully syndicate the loan, in the event the terms initially marketed are insufficiently attractive to investors. Loans provided by companies such as ours provide certainty to issuers in that we can commit to a given amount of debt on specific terms, at stated coupons and with agreed upon fees. As we are the ultimate holder of the loans, we do not require market “flex” or other arrangements that banks may require when acting on an agency basis.

Robust Demand for Debt Capital. According to 451 Research’s M&A KnowledgeBase, there was approximately $2.6 trillion of mergers and acquisitions activity in the technology and software industries from 2015 through 2021. We believe technology companies will continue to require access to capital to refinance existing debt, support growth and finance acquisitions. In addition, we believe the large amount of uninvested capital held by funds of private equity firms, estimated by Preqin Ltd., an alternative assets industry data and research company, to be $1.7 trillion as of January 2022, coupled with a growing focus on technology investing by private equity sponsors, will continue to drive deal activity. We expect that technology companies, private equity sponsors, venture capital firms, and entrepreneurs will continue to seek partners to provide flexible financing for their businesses with debt and equity investments provided by companies such as us.

Technology Spend is Large and Increasing. According to Gartner, a research and advisory company, global technology spend was $3.7 trillion in 2019 and is expected to grow to more than $4.3 trillion by 2023. We believe global demand for technology products and services will continue to grow rapidly, and that growth will stimulate demand for capital from technology companies.

Attractive Investment Dynamics. An imbalance between the supply of, and demand for, capital creates attractive pricing dynamics. With respect to the debt investments in technology companies, we believe the directly negotiated nature of such financings generally provides more favorable terms to the lender, including stronger covenant and reporting packages, better call protection, and lender protective change of control provisions. Further, we believe that historical default rates for technology and software companies have been lower, and recovery rates have been higher, as compared to the broader leveraged finance market, leading to lower cumulative losses. With respect to equity and equity-linked investments, we will seek to structure these investments with meaningful shareholder protections, including, but not limited to, anti-dilution, anti-layering, and liquidation preferences, which we believe will create the potential for meaningful risk-adjusted long-term capital gains in connection with the future liquidity events of these technology companies. Lastly, we believe that in the current environment, lenders with available capital may be able to take advantage of attractive investment opportunities as the economy reopens and may be able to achieve improved economic spreads and documentation terms.

Compelling Business Models. We believe that the products and services that technology companies provide often have high switching costs and are fundamental to the operations and success of their customers. We generally invest in dominant or growing players in niche markets that are selling products to established customer bases. As a result, technology companies have attributes that make them compelling investments, including strong customer retention rates, and highly recurring and predictable revenue. Further, technology companies are typically highly capital efficient, with limited capital expenditures and high free cash flow conversion. In addition, the replicable nature of technology products creates substantial operating leverage which typically results in strong profitability.

We believe that software businesses make compelling investments because they are inherently diversified into a variety of sectors due to end market applications and have been one of the more defensive sectors throughout economic cycles.

Attractive Opportunities in Investments in Technology Companies. We invest in the debt and equity of technology companies. We believe that opportunities in the debt of technology companies are significant because of the floating rate structure of most senior secured debt issuances and because of the strong defensive characteristics of these types of investments. Given the current low interest rate environment, we believe that debt issues with floating interest rates offer a superior return profile as compared with fixed-rate investments, since floating rate structures are generally less susceptible to declines in value experienced by fixed-rate securities in a rising interest rate environment. Senior secured debt also provides strong defensive characteristics. Senior secured debt has priority in payment among an issuer’s security holders whereby holders are due to receive payment before junior creditors and equity holders. Further, these investments are generally secured by the issuer’s assets, which may provide protection in the event of a default.

We believe that opportunities in the equity of technology companies are significant because of the potential to generate meaningful capital appreciation by participating in the growth in the portfolio company and the demand for its products and services. Moreover, we believe that the high-growth profile of a technology company will generally make it a more attractive candidate for a liquidity event than a company in a non-high growth industry.

Portfolio and Investment Activity

On November 23, 2021, the Company entered into a warehouse agreement with Cliffwater Corporate Lending Fund (“Cliffwater”) to warehouse $200.0 million of loans. The Company and Cliffwater agreed to increase the size of the warehouse to fund additional investments as needed. The warehouse agreement created a forward obligation for Cliffwater to sell and a forward obligation for the Company to purchase certain investments owned and held by Cliffwater at the Company’s request. The Company had no obligation to purchase the investments under the warehouse agreement before aggregate subscriptions for the Company’s shares reached $450.0 million. On May 2, 2022, the Company broke escrow and utilized net equity proceeds to purchase $376.1 million of funded principal with an aggregate cost of $371.0 million from Cliffwater, inclusive of $55.2 million of unfunded commitments. The warehouse agreement terminated upon the Company purchasing the last investment from Cliffwater in May 2022.

On March 21, 2022, the Board approved multiple purchase agreements with Macquarie US Trading LLC (“Macquarie”) and certain of its affiliates (each, a “Financing Provider” and collectively, the “Financing Providers”). Under the purchase agreements, the Company had forward obligations to settle the purchase of certain investments (the “Warehouse Investments”) from the Financing Providers, each of whom was obligated to settle the sale of such investments subject to the following conditions: (a) the Company received a minimum of $450.0 million of subscriptions; and (b) the Board approved the purchase of the specific Warehouse Investments. As of May 10, 2022, conditions under the purchase agreement were met and we became obligated to settle $129.2 million of funded principal at the end of the respective minimum day count for each warehouse investment. As of September 30, 2022, the Company settled its required obligations under the purchase agreements. See “Off-Balance Sheet Arrangements — Warehouse Facility with Macquarie.”

As of September 30, 2022, based on fair value, our portfolio consisted of 77.4% first lien senior debt investments (of which 53% we consider to be unitranche debt investments (including “last out” portions of such loans)), 11.6% second lien senior secured debt investments, 9.7% preferred equity investments, and 1.3% common equity investments.

As of September 30, 2022, our weighted average total yield of the portfolio at fair value and amortized cost was 9.8% and 9.7%, respectively, and our weighted average yield of accruing debt and income producing securities at fair value and amortized cost was 9.9% and 9.8%, respectively. As of September 30, 2022, the weighted average spread of total debt investments was 6.2%.

As of September 30, 2022, we had investments in 54 portfolio companies with an aggregate fair value of $1.7 billion. As of September 30, 2022, we had net leverage of 1.16x debt-to-equity.

We expect the pace of our originations to vary with the pace of repayments and the pace at which we raise funds in our public and private offerings. Currently, rapidly rising interest rates, reduced refinancing activity and market uncertainty has led to a decline in merger and acquisitions and other public market activity which in turn has led to decreased repayments over the quarter; however, because we have continued to raise funds in our public and private offerings, the pace of our originations is strong. We continue to focus on investing in industries we view as recession resistant and that we are familiar with, including service oriented sectors such as software and healthcare, and the credit quality of our portfolio remains consistent. The majority of our investments are supported by sophisticated financial sponsors who provide operational and financial resources. In addition, the current lending environment is favorable to direct lenders and Owl Rock continues to have the opportunity to invest in large unitranche transactions in excess of $1 billion in size which gives us the ability to structure the terms and spreads of such deals to include wider spreads, lower loan to values, extended call protection, attractive leverage profiles and credit protection.

We are continuing to monitor the effect that market volatility, including as a result of a rising interest rate environment may have on our portfolio companies and our investment activities. We believe that the rapid rise in interest rates will meaningfully benefit our net investment income in the fourth quarter as we continue to see the impact of interest rates exceeding our interest rate floors.

Our investment activity for the three months ended September 30, 2022, is presented below (information presented herein is at par value unless otherwise indicated).

($ in thousands)	For the Three Months Ended September 30, 2022
New investment commitments
Gross originations	$800,383
Less: Sell downs	—

Total new investment commitments	$800,383

Principal amount of investments funded:
First-lien senior secured debt investments	$601,828
Second-lien senior secured debt investments	55,875
Preferred equity investments	71,791
Common equity investments	16,554

Total principal amount of investments funded	$746,048

Number of new investment commitments in new portfolio companies(1)	13
Average new investment commitment amount	$61,568
Weighted average term for new debt investment commitments (in years)	6.7
Percentage of new debt investment commitments at floating rates	100.0%
Percentage of new debt investment commitments at fixed rates	—%
Weighted average interest rate of new debt investment commitments(2)	10.0%
Weighted average spread over applicable base rate of new floating rate debt investment commitments	6.2%

(1)	Number of new investment commitments represents commitments to a particular portfolio company.
(2)	Assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month LIBOR, which was 3.75% as of September 30, 2022.

As of September 30, 2022, our investments consisted of the following:

	September 30, 2022
($ in thousands)	Amortized Cost	Fair Value
First-lien senior secured debt investments(1)	$1,346,632	$1,342,173
Second-lien senior secured debt investments	209,729	200,262
Preferred equity investments	171,158	167,291
Common equity investments	23,253	23,244

Total Investments	$1,750,772	$1,732,970

(1)	53% of which we consider unitranche loans as of September 30, 2022.

We use GICs for classifying the industry groupings of our portfolio companies. The industry composition of investments based on fair value as of September 30, 2022 was as follows:

September 30, 2022
Aerospace & Defense	2.5%
Application Software	14.1%
Buildings and real estate	1.2%
Beverages	2.8%
Containers and packaging	1.2%
Commercial Services & Supplies	5.9%
Construction & Engineering	0.7%
Diversified Consumer Services	1.8%
Diversified Financial Services	2.5%
Electrical Equipment	5.7%
Food & Staples Retailing	8.4%
Health Care Technology	10.1%
Health Care providers & services	2.2%
Health Care equipment & Services	0.2%
Insurance	3.7%
IT Services	7.9%
Life Sciences Tools & Services	0.3%
Pharmaceuticals	0.5%
Professional Services	0.5%
Real Estate Management & Development	1.4%
Road & Rail	0.1%
Specialty Retail	2.2%
Systems Software	24.1%

Total	100.0%

We classify the industries of our portfolio companies be end-market (such as health care technology) and not by the product or services (such as software) directed to those end-markets.

The table below describes investments by geographic composition based on fair value as of September 30, 2022:

September 30, 2022
United States:
Midwest	13.8%
Northeast	23.9%
South	39.6%
West	18.0%
International	4.7%

Total	100.0%

The weighted average yields and interest rates of our investments at fair value as of September 30, 2022, were as follows:

September 30, 2022
Weighted average total yield of portfolio	9.8%
Weighted average total yield of debt and income producing securities	9.9%
Weighted average interest rate of debt securities	6.2%
Weighted average spread over LIBOR of all floating rate investments	6.2%

The weighted average yield of our accruing debt and income producing securities is not the same as a return on investment for our shareholders but, rather, relates to our investment portfolio and is calculated before the payment of all of our and our subsidiaries’ fees and expenses. The weighted average yield was computed using the effective interest rates as of each respective date, including accretion of original issue discount and loan origination fees, but excluding investments on non-accrual status, if any. There can be no assurance that the weighted average yield will remain at its current level.

Our Adviser monitors our portfolio companies on an ongoing basis. It monitors the financial trends of each portfolio company to determine if they are meeting their respective business plans and to assess the appropriate course of action with respect to each portfolio company. Our Adviser has several methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

•	assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

•	periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;

•	comparisons to other companies in the portfolio company’s industry; and

•	review of monthly or quarterly financial statements and financial projections for portfolio companies.

As part of the monitoring process, our Adviser employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our Adviser will rate the credit risk of all investments on a scale of 1 to 5.

This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. The rating system is as follows:

Investment Rating	Description
1	Investments rated 1 involve the least amount of risk to our initial cost basis. The borrower is performing above expectations, and the trends and risk factors for this investment since origination or acquisition are generally favorable;

2	Investments rated 2 involve an acceptable level of risk that is similar to the risk at the time of origination or acquisition. The borrower is generally performing as expected and the risk factors are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a rating of 2;

3	Investments rated 3 involve a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination or acquisition;

4	Investments rated 4 involve a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination or acquisition. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 120 days past due); and

5	Investments rated 5 involve a borrower performing substantially below expectations and indicates that the loan’s risk has increased substantially since origination or acquisition. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 5 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our Adviser rates the investments in our portfolio at least quarterly and it is possible that the rating of a portfolio investment may be reduced or increased over time. For investments rated 3, 4 or 5, our Adviser enhances its level of scrutiny over the monitoring of such portfolio company.

The following table shows the composition of our portfolio on the 1 to 5 rating scale as of September 30, 2022:

	September 30, 2022
Investment Rating	Fair Value	Percentage
($ in thousands)
1	$31,172	1.8%
2	1,701,798	98.2%
3	—	—%
4	—	—%
5	—	—%

Total	$1,732,970	100.0%

The following table shows the amortized cost of our performing and non-accrual debt investments as of September 30, 2022:

($ in thousands)	Amortized Cost	Percentage
Performing	$1,750,772	100.0%
Non-accrual	—	—%

Total	$1,750,772	100.0%

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Results of Operations

For the three and nine months ended September 30, 2022

The following table represents the operating results for the three and nine months ended September 30, 2022:

($ in thousands)	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022
Total Investment Income	$35,696	$45,872
Less: Net operating expenses	(11,869)	(15,049)

Net Investment Income (Loss) Before Taxes	23,827	30,823
Less: Income taxes, including excise taxes	(225)	(225)

Net Investment Income (Loss) After Taxes	$23,602	$30,598

Net realized gain (loss)	420	(106)
Net change in unrealized gain (loss)	(3,020)	(14,623)

Net Increase (Decrease) in Net Assets Resulting from Operations	$21,002	$15,869

Net increase (decrease) in net assets resulting from operations can vary from period to period as a result of various factors, including the level of new investment commitments, expenses, the recognition of realized gains and losses and changes in unrealized appreciation and depreciation on the investment portfolio. Additionally, although we were initially capitalized on September 30, 2021, we commenced operations and began investing activities in May 2022. As a result, comparisons may not be meaningful.

Investment Income

Investment income for the three and nine months ended September 30, 2022 was as follows:

($ in thousands)	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022
Interest income	$28,128	$35,398
Payment-in-kind interest income	2,122	3,337
Payment-in-kind dividend income	2,874	3,926
Other income	2,572	3,211

Total Investment Income	$35,696	$45,872

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we may generate income from dividends on either direct equity investments or equity interest obtained in connection with originated loans, such as options, warrants, or conversion rights. Included in interest income are other fees such as prepayment fees and accelerated amortization of upfront fees from unscheduled paydowns. Additionally, although we were initially capitalized on September 30, 2021, we commenced operations and began investing activities in May 2022. As a result, comparisons may not be meaningful.

Expenses

Expenses for the three and nine months ended September 30, 2022 were as follows:

($ in thousands)	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022
Interest expense	$11,628	$14,981
Management fees	1,964	2,242
Performance based incentive fees	3,000	3,853
Shareholder servicing fees	67	68

Total Operating Expenses	16,659	21,144

Management fees waived	(1,964)	(2,242)
Incentive fees waived	(3,000)	(3,853)
Expense Support	—	(174)
Recoupment of expense support	174	174

Net Operating Expenses	$11,869	$15,049

Under the terms of the Administration Agreement, we reimburse the Adviser for services performed for us. In addition, pursuant to the terms of the Administration Agreement, the Adviser may delegate its obligations under the Administration Agreement to an affiliate or to a third party and we reimburse the Adviser for any services performed for us by such affiliate or third party.

We were initially capitalized on September 30, 2021, we commenced operations and began investing activities in May 2022. As a result, comparisons may not be meaningful.

Income Taxes, Including Excise Taxes

We have elected to be treated as a RIC under Subchapter M of the Code, and we intend to operate in a manner so as to qualify for the tax treatment applicable to RICs. To qualify for tax treatment as a RIC, we must, among other things, distribute to our shareholders in each taxable year generally at least 90% of our investment company taxable income, as defined by the Code, and net tax-exempt income for that taxable year. To maintain our tax treatment as a RIC, we, among other things, intend to make the requisite distributions to our shareholders, which generally relieves us from corporate-level U.S. federal income taxes.

Depending on the level of taxable income earned in a tax year, we can be expected to carry forward taxable income (including net capital gains, if any) in excess of current year dividend distributions from the current tax year into the next tax year and pay a nondeductible 4% U.S. federal excise tax on such taxable income, as required. To the extent that we determine that our estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such income, we will accrue excise tax on estimated excess taxable income.

For the three and nine months ended September 30, 2022, we recorded $0.2 million for U.S. federal excise tax.

Net Change in Unrealized Gains (Loss) on Investments

We fair value our portfolio investments quarterly and any changes in fair value are recorded as unrealized gains or losses. During the three and nine months ended September 30, 2022, net change in unrealized gains (losses) was comprised of the following:

($ in thousands)	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022
Net change in unrealized gain (loss) on investments	$(1,881)	$(13,280)
Net change in translation of assets and liabilities in foreign currencies	(1,139)	(1,343)

Net change in unrealized gain (loss)	$(3,020)	$(14,623)

We were initially capitalized on September 30, 2021, we commenced operations and began investing activities in May 2022. As a result, comparisons may not be meaningful.

The primary driver of our portfolio’s unrealized loss was primarily driven by a decrease in the fair value of our debt investments due to current market conditions, including public market volatility, and credit spreads widening. The ten largest contributors to the change in net unrealized gain (loss) on investments during the three and nine months ended September 30, 2022 consisted of the following:

Portfolio Company	Net Change in Unrealized Gain (Loss) for the Three Months Ended September 30, 2022
($ in thousands)
Barracuda Networks, Inc.	$(3,420)
Asurion, LLC	(2,566)
Minerva Holdco, Inc.	(1,487)
Help/Systems Holdings, Inc.	(974)
Five Star Lower Holding LLC	(666)
Dodge Data & Analytics LLC	(566)
CDK Global, Inc.	(371)
Imprivata, Inc.	(163)
The NPD Group, L.P.	(92)
Innovation Ventures HoldCo, LLC	(45)
Remaining Portfolio Companies	8,469

Total	$(1,881)

Portfolio Company	Net Change in Unrealized Gain (Loss) for the Nine Months Ended September 30, 2022
($ in thousands)
Asurion, LLC	$(5,050)
Minerva Holdco, Inc.	(4,285)
Barracuda Networks, Inc.	(3,420)
Help/Systems Holdings, Inc.	(2,262)
Dodge Data & Analytics LLC	(696)
Five Star Lower Holding LLC	(671)
RealPage, Inc.	(591)
Innovation Ventures HoldCo, LLC	(510)
Delta TopCo, Inc. (dba Infoblox, Inc.)	(445)
CDK Global, Inc.	(371)
Remaining Portfolio Companies	5,021

Total	$(13,280)

Net Realized Gains (Losses) on Investments

The realized gains and losses on sold investment portfolio companies during the three and nine months ended September 30, 2022 were comprised of the following:

($ in thousands)	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022
Net realized gain (loss) on investments	$—	$17
Net realized gain (loss) on foreign currency transactions	420	(123)

Net realized gain (loss)	$420	$(106)

Financial Condition, Liquidity and Capital Resources

Our liquidity and capital resources are generated primarily from the net proceeds of any offering of our common stock and from cash flows from interest, dividends and fees earned from our investments and principal repayments and proceeds from sales of our investments. The primary uses of our cash are for (i) investments in portfolio companies and other investments and to comply with certain portfolio diversification requirements, (ii) the cost of operations (including paying or reimbursing our Adviser), (iii) debt service, repayment and other financing costs of any borrowings and (iv) cash distributions to the holders of our shares.

We may from time to time enter into debt facilities or issue debt securities. Additional financings could include additional SPV drop down facilities and unsecured notes. Any such incurrence or issuance would be subject to prevailing market conditions, our liquidity requirements, contractual and regulatory restrictions and other factors. In accordance with the 1940 Act, with certain limited exceptions, we are only allowed to incur borrowings, issue debt securities or issue preferred stock, if immediately after the borrowing or issuance, the ratio of total assets (less total liabilities other than indebtedness) to total indebtedness plus preferred stock, is at least 150%. As of September 30, 2022, our asset coverage ratio was 185.4%. We seek to carefully consider our unfunded commitments for the purpose of planning our ongoing financial leverage. Further, we maintain sufficient borrowing capacity within the 150% asset coverage limitation to cover any outstanding unfunded commitment we are required to fund.

Cash as of September 30, 2022, taken together with our available debt capacity of $124.7 million, is expected to be sufficient for our investing activities and to conduct our operations in the near term. Our long-term cash needs will include principal payments on outstanding indebtedness and funding of additional portfolio investments. Funding for long-term cash need will come from unused net proceeds from financing activities. We believe that our liquidity and sources of capital are adequate to satisfy our short and long-term cash requirements. We cannot, however, be certain that these sources of funds will be available at a time and upon terms acceptable to us in sufficient amounts in the future. As of September 30, 2022, we had $124.7 million available under our credit facilities.

As of September 30, 2022, we had $10.2 million in cash. During the period ended September 30, 2022, we used $1.7 billion in cash for operating activities, primarily as a result of funding portfolio investments of $1.8 billion. Cash provided by financing activities was $1.7 billion during the period, which was the result of proceeds from gross borrowings on our credit facilities of $1.2 million, partially offset by repayments on our credit facilities of $0.2 million, and $0.8 million of proceeds from issuance of common shares.

Net Assets

Share Issuances

In connection with our formation, we have the authority to issue 3,000,000,000 common shares, $0.01 per share par value, 1,000,000,000 of which are classified as Class S common shares, 1,000,000,000 of which are classified as Class D common shares, and 1,000,000,000 of which are classified as Class I common shares. Pursuant to our Registration Statement on Form N-2 (File No. 333-260095), we registered $5,000,000,000 in any combination of amount of shares of Class S, Class D, and Class I common stock at an initial public offering price of $10.00 per share.

On September 30, 2021, we issued 100 common shares for $1,000 to ORTA, an affiliate of the Adviser.

On October 6, 2021, we received a subscription agreement totaling $50 million for the purchase of shares of our Class I common stock from Feeder FIC ORTIC and Blue Owl Holdings, entities affiliated with the Adviser. Pursuant to the terms of that subscription agreement, Feeder FIC ORTIC and Blue Owl Holdings agreed to pay for such Class I shares upon demand by one of our executive officers. Such purchase or purchases of our Class I shares will be included for purposes of determining when we have satisfied the minimum offering requirement.

On December 30, 2021, Feeder FIC ORTIC purchased 15,000 Class I shares at a per share price of $10.00. The purchase price of these shares sold was equal to the initial public offering price of such shares.

The shares purchased by ORTA and Feeder FIC ORTIC are subject to a lock-up pursuant to FINRA Rule 5110(e)(1) for a period of 180 days from the date of commencement of sales in our offering, and ORTA, Feeder FIC ORTIC, and Blue Owl Holdings, and their permitted assignees may not engage in any transaction that would result in the effective economic disposition of the Class I shares. In addition, ORTA will not tender the Class I shares it purchased on September 30, 2021 for repurchase as long as our Adviser remains the investment adviser of the Company. There is no current intention for our Adviser to discontinue its role.

The following table summarizes transactions with respect to shares of our common stock during the three and nine months ended September 30, 2022:

	For the Three Months Ended September 30, 2022
	Class S		Class D		Class I		Total
($ in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offering	5,154,115	$51,703	—	$—	975,702	$9,625	6,129,817	$61,328
Shares/gross proceeds from the private placements	—	—	—	—	16,335,421	162,488	16,335,421	162,488
Reinvestment of distributions	10,306	103	—	—	512,386	5,103	522,692	5,206
Repurchased shares	—	—	—	—	(675,034)	(6,703)	(675,034)	(6,703)

Total shares/gross proceeds	5,164,421	$51,806	—	$—	17,148,475	$170,513	22,312,896	$222,319
Sales load	—	(326)	—	—	—	—	—	(326)

Total shares/net proceeds	5,164,421	$51,480	—	—	17,148,475	$170,513	22,312,896	$221,993

	For the Nine Months Ended September 30, 2022
	Class S		Class D		Class I		Total
($ in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offering	5,229,416	$52,457	—	$—	5,960,702	$59,475	11,190,118	$111,932
Shares/gross proceeds from the private placements	—	—	—	—	70,346,774	702,379	70,346,774	702,379
Reinvestment of distributions	10,306	103	—	—	611,508	6,090	621,814	6,193
Repurchased shares	—	—	—	—	(675,034)	(6,703)	(675,034)	(6,703)

Total shares/gross proceeds	5,239,722	$52,560	—	$—	76,243,950	$761,241	81,483,672	$813,801
Sales load	—	(330)	—	—	—	—	—	(330)

Total shares/net proceeds	5,239,722	$52,230	—	$—	76,243,950	$761,241	81,483,672	$813,471

In accordance with the Company’s share pricing policy, we will modify our public offering prices to the extent necessary to comply with the requirements of the 1940 Act, including the requirement that we will not sell shares at a net offering price below the net asset value per share unless we obtain the requisite approval from our shareholders.

The changes to our offering price per share since the commencement of our initial continuous public offering and associated effective dates of such changes were as follows:

Class S
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)(1)	Maximum Offering Price (per share)
June 1, 2022	$9.96	$—	$9.96
July 1, 2022	$9.81	$—	$9.81
August 1, 2022	$10.00	$—	$10.00
September 1, 2022	$10.03	$—	$10.03

(1)	Maximum potential upfront sales load per share on Class S shares that can be charged by financial intermediaries is 3.5% of the net offering price.

Class D
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)(1)	Maximum Offering Price (per share)
June 1, 2022	$9.96	$—	$9.96
July 1, 2022	$9.81	$—	$9.81
August 1, 2022	$10.00	$—	$10.00
September 1, 2022	$10.04	$—	$10.04

(1)	Maximum potential upfront sales load per share on Class D shares that can be charged by financial intermediaries is 1.5% of the net offering price.

Class I
Effective Date	Net Offering Price (per share)	Maximum Upfront Sales Load (per share)	Maximum Offering Price (per share)
Initial offering price	$10.00	$—	$10.00
June 1, 2022	$9.96	$—	$9.96
July 1, 2022	$9.81	$—	$9.81
August 1, 2022	$10.00	$—	$10.00
September 1, 2022	$10.04	$—	$10.04

Distributions

Subject to our Board’s discretion, we intend to authorize and declare monthly distribution amounts per share of common stock, payable monthly in arrears.

The following table presents cash distributions per share that were declared during the nine months ended September 30, 2022:

Declaration Date	Record Date	Payment Date	Distribution Per Share(1)	Distribution Amount
($ in thousands, except per share amounts)				Class S	Class D	Class I
May 3, 2022	May 31, 2022	June 23, 2022	$0.04583	$—	$—	$2,449
June 24, 2022	June 30, 2022	July 26, 2022	0.05810	4	—	3,435
July 25, 2022	July 31, 2022	August 24, 2022	0.06131	70	—	4,044
August 23, 2022	August 31, 2022	September 26, 2022	0.06458	169	—	4,511
September 26, 2022	September 30, 2022	October 26, 2022	0.07112	336	—	5,424

		Total	$0.30094	$579	$—	$19,863

(1)	Distributions per share are gross of shareholder servicing fees.

We have adopted a distribution reinvestment plan pursuant to which shareholders (except for residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Vermont and Washington investors and clients of participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of the Company’s same class of common stock to which the distribution relates unless they elect to receive their distributions in cash.

We may fund our cash distributions to shareholders from any source of funds available to us, including but not limited to offering proceeds, net investment income from operations, capital gains proceeds from the sale of assets, dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies and expense support from the Adviser, which is subject to recoupment. In no event, however, will funds be advanced or borrowed for the purpose of distributions, if the amount of such distributions would exceed our accrued and received revenues for the previous four quarters, less paid and accrued operating expenses with respect to such revenues and costs.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions.

The following table reflects the source of cash distributions on a U.S. GAAP basis that the Company has declared on its shares of common stock during the nine months ended September 30, 2022:

	For the Nine Months Ended September 30, 2022
Source of Distribution(2)	Per Share(1)	Amount	Percentage
($ in thousands, except per share amounts)
Net investment income	$0.45730	$30,598	149.7%
Net realized gain (loss) on investments	0.00021	17	0.1%
Distributions in excess of (undistributed) net investment income	(0.15657)	(10,173)	(49.8)%

Total	$0.30094	$20,442	100.0%

(1)	Distributions per share are gross of shareholder servicing fees.
(2)	Data in this table is presented on a consolidated basis. Refer to Note 11 “Financial Highlights” for amounts by share class.

Share Repurchases

The Board has complete discretion to determine whether we will engage in any share repurchase, and if so, the terms of such repurchase. At the discretion of our Board, the Company may use cash on hand, cash available from borrowings, and cash from the sale of our investments as of the end of the applicable period to repurchase shares.

The Company has commenced a share repurchase program pursuant to which the Company intends to conduct quarterly repurchase offers to allow its shareholders to tender their shares at a price equal to the net offering price per share for the applicable class of shares on each date of repurchase. All shares purchased by the Company pursuant to the terms of each offer to repurchase will be retired and thereafter will be authorized and unissued shares. The Company intends to limit the number of shares to be repurchased in each quarter to no more than 5.00% of its outstanding shares of common stock.

Any periodic repurchase offers are subject in part to our available cash and compliance with the BDC and RIC qualification and diversification rules promulgated under the 1940 Act and the Code, respectively. While we intend to continue to conduct periodic repurchase offers as described above, we are not required to do so and may suspend or terminate the share repurchase program at any time.

The following table reflects the share repurchase activity of the Company as of September 30, 2022:

Offer Date	Class	Tender Offer Expiration	Tender Offer	Purchase Price per Share	Shares Repurchased
August 25, 2022	I	September 30, 2022	$6,703	$9.93	675,034

Debt

Aggregate Borrowings

Our debt obligations consisted of the following as of September 30, 2022:

	September 30, 2022
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available(1)	Net Carrying Value(2)
SPV Asset Facility I	$1,000,000	$305,000	$61,511	$297,934
Revolving Credit Facility	725,000	640,275	63,212	635,628

Total Debt	$1,725,000	$945,275	$124,723	$933,562

(1)	The amount available reflects any collateral related limitations at the Company level related to each credit facility’s borrowing base.
(2)	The carrying value of our SPV Asset Facility I and Revolving Credit Facility are presented net unamortized debt issuance costs of $7.1million and $4.6 million, respectively.

For the three and nine months ended September 30, 2022, the components of interest expense were as follows:

($ in thousands)	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2022
Interest Expense(1)	$10,946	$13,334
Amortization of debt issuance costs	682	1,044

Total Interest Expense	$11,628	$14,378

Average interest rate(2)(3)	5.9%	6.5%
Average daily borrowings(2)(3)	736,753	487,736

(1)	Interest expense excludes approximately $0.6 million of financing fees incurred in connection with the Macquarie warehouse agreements prior to the commencement of operations on May 2, 2022.
(2)	Averages reflect the period from May 2, 2022, the date of the agreement, through September 30, 2022.
(3)	Averages are calculated based on annualized amounts.

Promissory Note

On October 6, 2021, the Company as borrower, entered into a Loan Agreement (the “FIC Agreement”) with Owl Rock Feeder FIC LLC (“Feeder FIC”), an affiliate of the Company’s investment adviser, as lender, to enter into revolving promissory notes (the “Promissory Note”) to borrow up to an aggregate of $100.0 million from Feeder FIC. Under the FIC Agreement, the Company could re-borrow any amount repaid; however, there is no funding commitment between Feeder FIC and the Company.

On March 23, 2022, we entered into an amendment to the FIC Agreement to change the manner in which interest is calculated.

The interest rate on amounts borrowed pursuant to the Promissory Note prior to March 23, 2022 was based on the lesser of the rate of interest for an ABR Loan or a Eurodollar Loan under the Credit Agreement dated as of April 15, 2021, as amended or supplemented from time to time, by and among Owl Rock Capital Advisors LLC, an affiliate of the Adviser, as borrower, the several lenders from time to time party thereto, MUFG Union Bank, N.A., as Collateral Agent and MUFG Bank, Ltd., as Administrative Agent.

The interest rate on amounts borrowed pursuant to the Promissory Notes after March 23, 2022 was based on the lesser of the rate of interest for a SOFR Loan or an ABR Loan under the Credit Agreement dated as of December 7, 2021, as amended or supplemented from time to time, by and among Blue Owl Finance LLC, as Borrower, Blue Owl Capital Holdings LP and Blue Owl Capital Carry LP as Parent Guarantors, the Subsidiary Guarantors party thereto, Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents and MUFG Bank, Ltd., as Administrative Agent.

The unpaid principal balance of any Promissory Note and accrued interest thereon is payable by the Company from time to time at the discretion of the Company but immediately due and payable upon 120 days written notice by Feeder FIC, and in any event due and payable in full no later than February 28, 2023. The Company intends to use the borrowed funds to make investments in portfolio companies consistent with its investment strategies.

On June 22, 2022, we and Feeder FIC, as lender, entered into a Termination Agreement (the “Termination Agreement”) pursuant to which the FIC Agreement was terminated. Upon execution of the termination agreement, there were no amounts outstanding under the FIC Agreement or the Promissory Notes

Revolving Credit Facility

On May 2, 2022, we entered into a Senior Secured Credit Agreement (the “Facility”). The parties to the Facility include us, as Borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), Sumitomo Mitsui Banking Corporation as Administrative Agent, Sumitomo Mitsui Banking Corporation, as Sole Bookrunner and a Joint Lead Arranger, Truist Securities, Inc., as a Joint Lead Arranger, and Truist Bank as Documentation Agent.

The Facility is guaranteed by each of OR Tech Lending IC LLC, ORTIC BC 1 LLC and ORTIC BC 2 LLC, each a subsidiary of ours, and will be guaranteed by certain domestic subsidiaries of ours that are formed or acquired by us in the future (collectively, the “Guarantors”). Proceeds of the Facility may be used for general corporate purposes, including the funding of portfolio investments.

The maximum principal amount of the Facility is $725 million (increased from $400.0 million to $725.0 million on June 22, 2022), subject to availability under the borrowing base, which is based on our portfolio investments and other outstanding indebtedness. Maximum capacity under the Facility may be increased to $1.8 billion through the exercise by the Company of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Facility includes a $200 million limit for swingline loans, with the aggregate principal amount of outstanding swingline loans of any swingline lender being limited to up to $50.0 million, and is secured by a perfected first-priority interest in substantially all of the portfolio investments held by us and each Guarantor, subject to certain exceptions.

The availability period under the Facility will terminate on May 1, 2026 (“Commitment Termination Date”) and the Facility will mature on April 30, 2027 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Facility out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

We may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the Facility in U.S. dollars will bear interest at either term SOFR plus a margin, or the prime rate plus a margin. We may elect either the term SOFR or prime rate at the time of drawdown, and loans denominated in U.S. dollars may be converted from one rate to another at any time at our option, subject to certain conditions. Amounts drawn under the Facility in other permitted currencies will bear interest at the relevant rate specified therein plus an applicable margin. We will also pay a fee of 0.375% on average daily undrawn amounts under the Facility.

The Facility includes customary covenants, including certain limitations on the incurrence by us of additional indebtedness and on our ability to make distributions to its shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and other maintenance covenants, as well as customary events of default. The Facility requires a minimum asset coverage ratio with respect to the consolidated assets of us and our subsidiaries to senior securities that constitute indebtedness of no less than 1.50 to 1.00, measured at the last day of any fiscal quarter.

SPV Asset Facility I

On April 27, 2022, Tech Income Funding I LLC (the “Tech Income Funding I”), a Delaware limited liability company and a newly formed subsidiary of ours entered into a Credit Agreement( the “SPV Asset Facility I” among Tech Income Funding I, as Borrower, the lenders from time to time parties thereto (the “SPV Asset Facility I Lenders”), Goldman Sachs Bank USA as Sole Lead Arranger, Syndication Agent and Administrative Agent, State Street Bank and Trust Company as Collateral Administrator and Collateral Agent and Alter Domus (US) LLC as Collateral Custodian. On May 6, 2022 (the “SPV Asset Facility I Closing Date”), in connection with SPV Asset Facility I, Tech Income Funding I entered into a Margining Agreement (the “Margining Agreement”), with Goldman Sachs Bank USA, as Administrative Agent.

Following the SPV Asset Facility I Closing Date, from time to time, we expect to sell and contribute certain investments to Tech Income Funding I pursuant to a Sale and Contribution Agreement by and between us and Tech Income Funding I. No gain or loss will be recognized as a result of the contribution. Proceeds from the SPV Asset Facility I will be used to finance the origination and acquisition of eligible assets by Tech Income Funding I, including the purchase of such assets from us. We retain a residual interest in assets contributed to or acquired by Tech Income Funding I through its ownership of Tech Income Funding I. The maximum principal amount which may be borrowed under the Credit Facility is $1.0 billion; the availability of this amount is subject to a borrowing base test, which is based on the value of Tech Income Funding I’s assets from time to time, and satisfaction of certain conditions, including certain concentration limits and other portfolio tests.

The SPV Asset Facility I provides for the ability to draw and redraw revolving loans under the SPV Asset Facility I for a period of up to three years after the SPV Asset Facility I Closing Date. Unless otherwise terminated, the SPV Asset Facility I will mature on May 6, 2027 (the “SPV Asset Facility I Stated Maturity”). Prior to the PV Asset Facility I Stated Maturity, proceeds received by Tech Income Funding I from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, applied to reinvest in additional eligible assets (for a period of up to three years after the SPV Asset Facility I Closing Date, subject to certain conditions) and the excess interest may be returned to the Company, subject to certain conditions. On the SPV Asset Facility I Stated Maturity, Tech Income Funding I must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to us. The SPV Asset Facility I may be permanently reduced, in whole or in part, at the option of Tech Income Funding I subject to payment of a premium for a period of time.

Amounts drawn bear interest at a reference rate (initially term SOFR) plus a spread of 2.75% and the spread is payable on the amount by which the undrawn amount exceeds a minimum threshold, initially zero and ramping to 70% of the commitment amount. The undrawn amount of the commitment not subject to such spread payment is subject to an undrawn fee of 0.50% per annum. Certain additional fees are payable on each payment date to Goldman Sachs as Administrative Agent. In addition, under the Margining Agreement and Credit Agreement, Tech Income Funding I is required to post cash margin (or in certain cases, additional eligible assets) to the Administrative Agent if a borrowing base deficiency occurs or if the weighted average price gap (as defined in the Margining Agreement), which is a measure of the excess of the aggregate market value assigned by the Administrative Agent to Tech Income Funding I’s assets over the total amount drawn under the SPV Asset Facility I, falls below a threshold level.

The SPV Asset Facility I contains customary covenants, including certain maintenance covenants, and events of default. The SPV Asset Facility I will be secured by a perfected first priority security interest in the assets of Tech Income Funding I and on any payments received by Tech Income Funding I in respect of those assets. Assets pledged to the SPV Asset Facility I Lenders will not be available to pay our debts.

Borrowings of Tech Income Funding I LLC are considered the Company’s borrowing for purposes of complying with the asset coverage requirements under the 1940 Act.

Off-Balance Sheet Arrangements

Portfolio Company Commitments

From time to time, we may enter into commitments to fund investments. As of September 30, 2022, we had the following outstanding commitments to fund investments in current portfolio companies:

Portfolio Company	Investment	September 30, 2022
($ in thousands)
AmeriLife Holdings LLC	First lien senior secured delayed draw term loan	$4,545
AmeriLife Holdings LLC	First lien senior secured revolving loan	2,273
Anaplan, Inc.	First lien senior secured revolving loan	6,481
Appfire Technologies, LLC	First lien senior secured delayed draw term loan	18,367
Appfire Technologies, LLC	First lien senior secured revolving loan	1,501
Armstrong Bidco Limited	First lien senior secured delayed draw term loan	10,376
Athenahealth Group Inc.	First lien senior secured delayed draw term loan	1,159
Certify, Inc.	First lien senior secured delayed draw term loan	3,422
CFS Brands, LLC	First lien senior secured delayed draw term loan	2,269
Community Brands ParentCo, LLC	First lien senior secured delayed draw term loan	750
Community Brands ParentCo, LLC	First lien senior secured revolving loan	375
Fullsteam Operations, LLC	First lien senior secured delayed draw term loan	34,308
GI Ranger Intermediate, LLC (dba Rectangle Health)	First lien senior secured delayed draw term loan	10,000
Grayshift, LLC	First lien senior secured revolving loan	5,806
Iconic IMO Merger Sub, Inc.	First lien senior secured delayed draw term loan	4,963
Iconic IMO Merger Sub, Inc.	First lien senior secured revolving loan	2,184
Inovalon Holdings, Inc.	First lien senior secured delayed draw term loan	1,350
Interoperability Bidco, Inc. (dba Lyniate)	First lien senior secured revolving loan	1,304
Kaseya Inc.	First lien senior secured delayed draw term loan	4,050
Kaseya Inc.	First lien senior secured revolving loan	4,050
Lazer Spot Holdings, Inc. (f/k/a Lazer Spot GB Holdings, Inc.)	First lien senior secured delayed draw term loan	2,952
ManTech International Corporation	First lien senior secured delayed draw term loan	10,400
ManTech International Corporation	First lien senior secured revolving loan	4,716
Ministry Brands Holdings, LLC	First lien senior secured delayed draw term loan	5,650
Ministry Brands Holdings, LLC	First lien senior secured revolving loan	1,695
Pacific BidCo Inc.	First lien senior secured delayed draw term loan	954
Plasma Buyer LLC (dba PathGroup)	First lien senior secured delayed draw term loan	4,412
Plasma Buyer LLC (dba PathGroup)	First lien senior secured revolving loan	1,891
Rubrik, Inc.	First lien senior secured delayed draw term loan	2,641
SailPoint Technologies Holdings, Inc.	First lien senior secured revolving loan	10,896
Securonix, Inc.	First lien senior secured revolving loan	3,559
SimpliSafe Holding Corporation	First lien senior secured delayed draw term loan	7,716
Smarsh Inc.	First lien senior secured delayed draw term loan	6,667
Smarsh Inc.	First lien senior secured revolving loan	1,667
Talon MidCo 2 Limited (dba Tufin)	First lien senior secured delayed draw term loan	311
Talon MidCo 2 Limited (dba Tufin)	First lien senior secured revolving loan	1,369
TC Holdings, LLC (dba TrialCard)	First lien senior secured revolving loan	1,071

Portfolio Company	Investment	September 30, 2022
The NPD Group, L.P.	First lien senior secured revolving loan	9,060

Total Unfunded Portfolio Company Commitments		$197,160

We seek to carefully consider our unfunded portfolio company commitments for the purpose of planning our ongoing financial leverage. Further, we consider any outstanding unfunded portfolio company commitments we are required to fund within the 150% asset coverage limitation. As of September 30, 2022, we believed we had adequate financial resources to satisfy the unfunded portfolio company commitments.

Warehousing Transaction with Cliffwater

On November 23, 2021, the Company entered into a warehouse agreement with Cliffwater to warehouse $200.0 million of loans. The Company and Cliffwater agreed to increase the size of the warehouse to $500.0 million to fund additional investments as needed. The warehouse agreement created a forward obligation for Cliffwater to sell and a forward obligation for the Company to purchase certain investments owned and held by Cliffwater at the Company’s request. The Company had no obligation to purchase the investments under the warehouse agreement before aggregate subscriptions for the Company’s shares reached $450.0 million. We utilized the net equity proceeds to purchase $376.1 million of funded principal with an aggregate cost of $371.0 million from Cliffwater, under a warehouse agreement, inclusive of $55.2 million of unfunded commitments. The warehouse agreement terminated upon the Company purchasing the last investment from Cliffwater in May 2022.

Warehouse Facility with Macquarie

On March 21, 2022, the Board approved that we may enter into multiple purchase agreements with Macquarie US Trading LLC and certain of its affiliates (each, a “Financing Provider” and collectively, the “Financing Providers”). Under the purchase agreements, we had forward obligations to settle the purchase of certain investments (the “Warehouse Investments”) from the Financing Providers, each of whom was obligated to settle the sale of such investments subject to the following conditions: (a) we received a minimum of $450.0 million of subscriptions; and (b) the Board approved the purchase of the specific Warehouse Investments (collectively, the “Warehouse Conditions”). The Warehouse Investments consisted of newly originated, privately negotiated senior secured term loans to middle market companies consistent with our investment strategy.

Prior to such time as we satisfied the Warehouse Conditions, our obligations under the purchase agreements were guaranteed by an affiliate of our Adviser. On May 10, 2022, conditions under the purchase agreement with Macquarie were met and we were obligated to settle $129.2 million of funded principal at the end of the respective minimum day count for each warehouse investment.

As of June 8, 2022, we settled the 4 warehouse investments that the Financing Providers purchased having an aggregate aggregate cost of $127.0 million.

Organizational and Offering Costs

The Adviser and its affiliates have incurred organization and offering costs on behalf of the Company in the amount of $3.7 million for the period from June 22, 2021 (Inception) to September 30, 2022, and $1.8 million for the period from June 22, 2021 (Inception) to December 31, 2021, of which, no organization and offering costs have been charged to the Company as of September 30, 2022 and December 31, 2021. Under the Investment Advisory Agreement, there will be no liability on the Company`s part for the offering or organization costs funded by the Adviser or its affiliates until the Company has satisfied the minimum offering requirement. At such time, the Adviser will be entitled to receive up to 1.5% of gross offering proceeds raised in the Company`s continuous public offering until all organization and offering costs funded by the Adviser or its affiliates have been recovered.

Other Commitments and Contingencies

From time to time, we may become a party to certain legal proceedings incidental to the normal course of our business. As of September 30, 2022, management was not aware of any pending or threatened litigation.

Expense Deferral Agreement

On March 23, 2022, the Company and the Adviser entered into the expense deferral agreement (the “Expense Deferral Agreement”), under which the Adviser has agreed to incur and pay all of the Company’s expenses, other than amounts used to pay interest expense and shareholder servicing and/or distribution fees, until the Company receives and accepts, in cash, $1.75 billion in aggregate subscriptions from the sale of its shares in the offering (the “First Subscription Condition”).

If the Company meets the First Subscription Condition, the Company will be required to repay one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the First Subscription Condition. If the Company receives and accepts, in cash, $2.25 billion in aggregate subscriptions from the sale of its shares in the offering (the “Second Subscription Condition”), the Company will be required to repay an additional one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the Second Subscription Condition. If the Company receives and accepts, in cash, $2.75 billion in aggregate subscriptions from the sale of its shares in the offering (the “Third Subscription Condition”), the Company will be required to repay an additional one-third of the aggregate amount of expenses incurred by the Adviser under the terms of the Expense Deferral Agreement following the calendar month in which the Company satisfies the Third Subscription Condition. However, we will not be required to repay expenses to the Adviser under the Expense Deferral Agreement to the extent that such expenses (1) have previously been classified as Expense Payments or Reimbursement Payments under the Expense Support Agreement, or (2) are Organization and Offering Expenses in excess of 1.50% of gross offering proceeds from the sale of the Company’s securities.

The Expense Deferral Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Adviser, with or without notice, and will automatically terminate (i) in the event of the termination of the Investment Advisory Agreement, or (ii) if the Board makes a determination to dissolve or liquidate the Company. If the agreement is terminated, the Company will remain obligated to repay the Adviser for expenses the Company received if the Company satisfies the Subscription Condition.

The total expenses incurred by the Adviser on behalf of the Company for the period from June 22, 2021 (Inception) to September 30, 2022, were $6.5 million, including organizational and offering costs, and for the period from June 22, 2021 (Inception) to December 31, 2021, $2.1 million.

Contractual Obligations

A summary of our contractual payment obligations under our credit facilities as of September 30, 2022 is as follows:

	Payments Due by Period
($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Revolving Credit Facility	$635,628	$—	$—	$635,628	$—
SPV Asset Facility I	297,934	—	—	297,934	—

Total Contractual Obligations	$933,562	$—	$—	$933,562	$—

Related Party Transactions

We have entered into a number of business relationships with affiliated or related parties, including the following:

•	the Investment Advisory Agreement;

•	the Administration Agreement;

•	the Expense Support Agreement;

•	the Expense Deferral Agreement;

•	the Dealer Manager Agreement; and

•	the License Agreement.

In addition to the aforementioned agreements, we, rely on exemptive relief that has been granted to ORCA and certain of its affiliates to permit us to co-invest with other funds managed by the Adviser and its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. See “ITEM 1. – Notes to Consolidated Financial Statements – Note 3. Agreements and Related Party Transactions” for further details.

Critical Accounting Policies

The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. Our critical accounting policies should be read in connection with our risk factors as described in “ITEM 1A. – RISK FACTORS.”

Investments at Fair Value

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Investments for which market quotations are readily available are typically valued at the average bid price of those market quotations. To validate market quotations, we utilize a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available, as is the case for substantially all of our investments, are valued at fair value as determined in good faith by our Board, based on, among other things, the input of the Adviser, our audit committee and independent third-party valuation firm(s) engaged at the direction of the Board.

As part of the valuation process, the Board takes into account relevant factors in determining the fair value of our investments, including: the estimated enterprise value of a portfolio company (i.e., the total fair value of the portfolio company’s debt and equity), the nature and realizable value of any collateral, the portfolio company’s ability to make payments based on its earnings and cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, and overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Board considers whether the pricing indicated by the external event corroborates its valuation.

The Board undertakes a multi-step valuation process, which includes, among other procedures, the following:

•	With respect to investments for which market quotations are readily available, those investments will typically be valued at the average bid price of those market quotations;

•

With respect to investments for which market quotations are not readily available, the valuation process begins with the independent valuation firm(s) providing a preliminary valuation of each investment to the Adviser’s valuation committee;

•	Preliminary valuation conclusions are documented and discussed with the Adviser’s valuation committee. Agreed upon valuation recommendations are presented to the Audit Committee;

•	The Audit Committee reviews the valuations recommendations and recommends values for each investment to the Board; and

•	The Board reviews the recommended valuations and determines the fair value of each investment.

We conduct this valuation process on a quarterly basis.

We apply Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, we consider its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:

•	Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.

•	Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Transfers between levels, if any, are recognized at the beginning of the period in which the transfer occurred. In addition to using the above inputs in investment valuations, we apply the valuation policy approved by our Board that is consistent with ASC 820. Consistent with the valuation policy, we evaluate the source of the inputs, including any markets in which our investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When an investment is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), we subject those prices to various criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment. For example, we, or the independent valuation firm(s), review pricing support provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize amounts that are different from the amounts presented and such differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.

Rule 2a-5 under the 1940 Act was recently adopted by the SEC and establishes requirements for determining fair value in good faith for purposes of the 1940 Act. The Company complied with the mandatory provisions of Rule 2a-5 by the September 2022 compliance date. Additionally, commencing with the fourth quarter of 2022, pursuant to Rule 2a-5, the Board designated the Adviser as the Company’s valuation designee to perform fair value determinations relating to the value of assets held by the Company for which market quotations are not readily available.

Interest and Dividend Income Recognition

Interest income is recorded on the accrual basis and includes accretion or amortization of discounts or premiums. Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK interest represents accrued interest that is added to the principal amount of the investment on the respective interest payment dates rather than being paid in cash and generally becomes due at maturity. PIK dividends represent accrued dividends that are added to the shares held of the equity investment on the respective interest payment dates rather than being paid in cash and generally becomes due at a certain trigger date. Discounts and premiums to par value on securities purchased are accreted or amortized into interest income over the contractual life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion or amortization of discounts or premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period.

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. If at any point we believe PIK interest is not expected to be realized, the investment generating PIK interest will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest or dividends are generally reversed through interest income. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.

Distributions

We have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually, thereafter, as a RIC under Subchapter M of the Code. To obtain and maintain our tax treatment as a RIC, we must distribute (or be deemed to distribute) in each taxable year distributions for tax purposes equal to at least 90 percent of the sum of our:

•

investment company taxable income (which is generally our ordinary income plus the excess of realized short-term capital gains over realized net long-term capital losses), determined without regard to the deduction for dividends paid, for such taxable year; and

•	net tax-exempt interest income (which is the excess of our gross tax exempt interest income over certain disallowed deductions) for such taxable year.

As a RIC, we (but not our shareholders) generally will not be subject to U.S. federal tax on investment company taxable income and net capital gains that we distribute to our shareholders.

We intend to distribute annually all or substantially all of such income. To the extent that we retain our net capital gains or any investment company taxable income, we generally will be subject to corporate-level U.S. federal income tax. We can be expected to carry forward our net capital gains or any investment company taxable income in excess of current year dividend distributions, and pay the U.S. federal excise tax as described below.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% U.S. federal excise tax payable by us. We may be subject to a nondeductible 4% U.S. federal excise tax if we do not distribute (or are treated as distributing) during each calendar year an amount at least equal to the sum of:

•	98% of our net ordinary income excluding certain ordinary gains or losses for that calendar year;

•	98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the twelve-month period ending on October 31 of that calendar year; and

•	100% of any income or gains recognized, but not distributed, in preceding years.

While we intend to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% U.S. federal excise tax, sufficient amounts of our taxable income and capital gains may not be distributed and as a result, in such cases, the excise tax will be imposed. In such an event, we will be liable for this tax only on the amount by which we do not meet the foregoing distribution requirement.

We intend to pay monthly distributions to our shareholders out of assets legally available for distribution. All distributions will be paid at the discretion of our Board and will depend on our earnings, financial condition, maintenance of our tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as our Board may deem relevant from time to time.

To the extent our current taxable earnings for a year fall below the total amount of our distributions for that year, a portion of those distributions may be deemed a return of capital to our shareholders for U.S. federal income tax purposes. Thus, the source of a distribution to our shareholders may be the original capital invested by the shareholder rather than our income or gains. Shareholders should read written disclosure carefully and should not assume that the source of any distribution is our ordinary income or gains.

With respect to distributions we have adopted a distribution reinvestment plan pursuant to which shareholders (except for residents of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Oklahoma, Oregon, Vermont and Washington and clients of participating broker-dealers that do not permit automatic enrollment in the distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of the Company’s same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. We expect to use newly issued shares to implement the distribution reinvestment plan. Shareholders who receive distributions in the form of shares of common stock will be subject to the same U.S. federal, state and local tax consequences as if they received cash distributions.

Income Taxes

We have elected to be treated as a BDC under the 1940 Act. We also have elected to be treated as a RIC under the Code beginning with our taxable year ended December 31, 2021, and intend to continue to qualify for tax treatment as a RIC. So long as we maintain our tax treatment as a RIC, we generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we distribute at least annually to our shareholders as distributions. Rather, any tax liability related to income earned and distributed by us represents obligations of our investors and will not be reflected in our consolidated financial statements.

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, we must distribute to our shareholders, for each taxable year, at least 90% of our “investment company taxable income” for that year, which is generally our ordinary income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses. In order for us to not be subject to U.S. federal excise taxes, we must distribute annually an amount at least equal to the sum of (i) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year and (iii) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. We, at our discretion, may carry forward taxable income in excess of calendar year dividends and pay a 4% nondeductible U.S. excise tax on this income.

We evaluate tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. There were no material uncertain tax positions through December 31, 2021.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are subject to financial market risks, including valuation risk, interest rate risk, currency risk and inflation and supply chain risk.

Valuation Risk

We primarily invest in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and we value these investments at fair value as determined in good faith by our Board, based on, among other things, the input of the Adviser, our Audit Committee and independent third-party valuation firm(s) engaged at the direction of the Board, and in accordance with our valuation policy. There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We intend to fund portions of our investments with borrowings, and at such time, our net investment income will be affected by the difference between the rate at which we invest and the rate at which we borrow. Accordingly, we cannot assure you that a significant change in market interest rates will not have a material adverse effect on our net investment income. In a prolonged low interest rate environment, the difference between the total interest income earned on interest earning assets and the total interest expense incurred on interest bearing liabilities may be compressed, reducing our net income and potentially adversely affecting our operating results. Conversely, in a rising interest rate environment, such difference could potentially increase thereby increasing our net income as indicated per the table below.

As of September 30, 2022, 100.0% of our debt investments based on fair value were floating rates. Additionally, the weighted average reference rate floor, based on fair value, of our debt investments was 0.8%% and the majority of our debt investments have a floor of 0.7%. The Revolving Credit Facility and the SPV Asset Facility I, bear interest at variable interest rates with no interest rate floor.

Based on our Consolidated Statements of Assets and Liabilities as of September 30, 2022, the following table shows the annualized impact on net income of hypothetical base rate changes in interest rates on our debt investments (considering interest rate floors for floating rate instruments) assuming each floating rate investment is subject to 3-month reference rate election and there are no changes in our investment and borrowing structure:

($ in thousands)	Interest Income	Interest Expense	Net Income(1)
Up 300 basis points	$47,557	$28,358	$19,199
Up 200 basis points	$31,705	$18,906	$12,799
Up 100 basis points	$15,852	$9,453	$6,399
Up 50 basis points	$7,926	$4,726	$3,200
Down 50 basis points	$(7,926)	$(4,726)	$(3,200)
Down 100 basis points	$(15,852)	$(9,453)	$(6,399)

(1)	Excludes the impact of income based fees

We may in the future hedge against interest rate fluctuations by using hedging instruments such as additional interest rate swaps, futures, options, and forward contracts. While hedging activities may mitigate our exposure to adverse fluctuations in interest rates, certain hedging transactions that we may enter into in the future, such as interest rate swap agreements, may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio investments.

Currency Risk

From time to time, we may make investments that are denominated in a foreign currency. These investments are translated into U.S. dollars at each balance sheet date, exposing us to movements in foreign exchange rates. We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us. We may seek to utilize instruments such as, but not limited to, forward contracts to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates.

Inflation and Supply Chain Risk

Economic activity has continued to accelerate across sectors and regions. Nevertheless, due to global supply chain issues, geopolitical events, a rise in energy prices and strong consumer demand as economies continue to reopen, inflation is showing signs of acceleration in the U.S. and globally. Inflation is likely to continue in the near to medium-term, particularly in the U.S., with the possibility that monetary policy may tighten in response. Persistent inflationary pressures could affect our portfolio companies profit margins.

Item 4. Controls and Procedures

(a)    Evaluation of Disclosure Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that our disclosure controls and procedures are effective as of the end of the period covered by the Quarterly Report on Form 10-Q.

(b)    Changes in Internal Controls Over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended September 30, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II

Item 1. Legal Proceedings.

We are not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, we do not expect that any such future proceedings will have a material effect upon our financial condition or results of operations.

Item 1A. Risk Factors.

In addition to other information set forth in this report, you should carefully consider the risk factors discussed in Part I, “ITEM 1A. RISK FACTORS” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, which could materially affect our business, financial condition, and/or operating results. The risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and/or operating results.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None, other than those already disclosed in certain 8-Ks filed with the SEC.

Item 3. Defaults Upon Senior Disclosures.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits, Financial Statement Schedules.

Exhibit Number	Description of Exhibits

3.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 2, 2022).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 11, 2022).

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Owl Rock Technology Income Corp.

Date: November 9, 2022	By:	/s/ Craig W. Packer
Craig W. Packer Chief Executive Officer

Owl Rock Technology Income Corp.

Date: November 9, 2022	By:	/s/ Bryan Cole
Bryan Cole Chief Financial Officer and Chief Operating Officer